Exhibit 4.3

ADIENT US LLC

SAVINGS AND INVESTMENT (401k) PLAN

Effective July 1, 2016

Introduction

The Plan is a stock bonus plan intended to satisfy the requirements of Section 401(a) of the Internal Revenue Code applicable to qualified plans.  The Plan includes a “qualified cash or deferred arrangement” that is intended to satisfy the requirements of Code Section 401(k) and an employee stock ownership plan under ERISA Section 407(d)(6) and Code Section 4975(e)(7).

The purpose of the Plan is to stimulate Participant savings for financial security and to help insure the employers’ growth and success by giving Participants an incentive for better performance and by promoting a broader more economical ownership of the Company’s stock among Participants.  The primary purpose of the employee stock ownership plan portion of the Plan is to enable Participants to acquire stock ownership interests in Johnson Controls, Inc. (and subsequently, Johnson Controls International plc) through the Spin Date and then, from and after the Spin Date, in Adient plc.

The Plan assumed the assets and liabilities (i.e., took a spin-off of accounts) from the Johnson Controls, Inc. Savings and Investment (401k) Plan with respect to (i) those individuals who are employees of Adient US LLC on July 1, 2016, (ii) former employees who terminated employment prior to July 1, 2016 from the automotive business of Johnson Controls, Inc. , and (iii) individuals that the Plan Administrator identified as alternate payees and beneficiaries thereof.  Solely for purposes of the Form S-8 registration statement which registers common stock of Johnson Controls, Inc. (and subsequently, ordinary shares of Johnson Controls International plc) as an investment under this Plan, this Plan is considered a sub-plan of the Johnson Controls, Inc. Savings and Investment (401k) Plan through the Spin Date.

The Company has assigned plan number 001 to this Plan.

ADIENT US LLC
 SAVINGS AND INVESTMENT (401k) PLAN

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ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Section 1.1.  Definitions.  As used in the Plan, the following words and phrases and any derivatives thereof will have the meanings set forth below unless the context clearly indicates otherwise.  Definitions of other words and phrases are set forth throughout the Plan.  Section references indicate sections of the Plan unless otherwise stated.

(a)                                 Accounts means the accounting records which the Trustee maintains to record the contributions and attributable gains, losses and expenses allocated to each Participant, for accounting purposes only, without segregating Plan assets among Accounts, and may include some or all of the following sub-accounts or other accounts as the Policy Committee may determine:  (1) Matching Contribution Account; (2) Before-Tax Account; (3) After-Tax Account (to which is credited after-tax contributions made under the Predecessor Plan, if any, prior to the Effective Date); (4) Rollover Account; (5) Retirement Income Contribution Account; and (6) Dividend Account.

(b)                                 Affiliate means each corporation, trade or business which is a member, with a Participating Employer, of a controlled group of corporations within the meaning of Code Section 414(b), or a member with a Participating Employer of a group of trades or businesses (whether or not incorporated) under common control as determined by the Secretary of the Treasury under regulations adopted under Code Section 414(c), or a member with a Participating Employer of an affiliated service group as determined by the Secretary of the Treasury under regulations adopted under Code Section 414(m).  Solely for purposes of Sections 2.2 and 12.10(b) the term “Affiliate” shall include any corporation at least 30% of the voting power or value of the outstanding capital stock is owned by the Company or an Affiliate (within the meaning of the preceding sentence) of the Company.

(c)                                  Before-Tax Contributions means the sum of: (1) Before-Tax Matched Contributions, which  are contributions made at the direction of a Participant pursuant to Section 3.1 and with respect to which the Participant may be eligible to receive a Matching Contribution, and (2) Before-Tax Unmatched Contributions, which are contributions made at the direction of a Participant pursuant to Section 3.1 and with respect to which a Participating Employer does not make a Matching Contribution.  Before-Tax Contributions are deducted from a Participant’s Plan Compensation prior to having certain taxes withheld on such amounts.

(d)                                 Board means the Board of Directors of the Company.

(e)                                  Code means the Internal Revenue Code of 1986 as amended and in effect from time to time, and regulations and rulings issued promulgated thereunder. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

(f)                                   Common Stock means:

(i)                                     prior to the Merger Date, the common stock, par value $0.16 2/3 per share, of Johnson Controls, Inc.;

(ii)                                  effective on the Merger Date, the ordinary shares, par value $0.01 per share, of Johnson Controls International plc; and

(iii)                               effective on the Spin Date, the ordinary shares, par value $0.001 per share, of Adient plc.

(g)                                  Common Stock Fund means an Investment Fund invested primarily in Common Stock, a portion of which may also be invested in short-term securities or cash.

(h)                                 Company means Adient US LLC or any successor thereto.

(i)                                     Compensation will have the following meanings for the following purposes:

(1)                                 Contributions (“Plan Compensation”).  For purposes of determining the amount of contributions to be made by or allocated to a Participant, Plan Compensation is an Employee’s total salary or wages including vacation and holiday pay, overtime pay, and shift premium paid by a Participating Employer for the Plan Year and reported as taxable income on his or her Form W-2, plus employee before-tax contributions to this Plan and salary reduction amounts contributed to any other plan maintained by a Participating Employer under Code Sections 125 or 401(k), but excluding Participating Employer contributions (other than Before-Tax Contributions) made to, or benefits received under, this Plan and any other benefit plan, all expense reimbursements and allowances, severance pay, imputed income, income from the exercise of stock options or restricted stock, cost of living allowances, special awards, signing bonuses, special foreign service premiums and awards and similar forms of Compensation determined by the Policy Committee as not considered regular salary or wages for services performed.  Compensation for the Participant who becomes a Participant after the beginning of a Plan Year will include only amounts earned after his or her effective date of participation; provided that the foregoing shall not apply to Participants who become covered hereunder on July 1, 2016.

(2)                                 Nondiscrimination Testing (“Test Compensation”).  For purposes of (a) calculating the ADP Test and the ACP Test, (b)  determining Highly Compensated Employee status under Section 1.1(p), (c) calculating the Code Section 415 limits under Section 4.4 and (d)  determining Key Employee status under Section 13.12, Test Compensation includes wages within the meaning of Code Section 3401(a) paid by a Participating Employer and its Affiliates for a Plan Year, but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the service performed, plus any elective deferral (as defined in Code Section 402(g)(3)) and any amount which is contributed or deferred at the election of the Employee and which is not includible in the Employee’s gross income by reason of Code Section 125 or 132(f)(4), to any plan maintained by a Participating Employer or its Affiliates.

(3)                                 Statutory Limit.  Each Participant’s Compensation taken into account for all purposes under the Plan for a Plan Year will be limited to $265,000 as indexed under Code Section 401(a)(17).  The Plan will not prorate the statutory cap on Compensation for any Participant who participates in the Plan for less than a full Plan Year.

(4)                                 Compliance with Code Section 415.  To be taken into account, compensation must be paid or treated as paid to the Participant prior to the Participant’s severance from employment with the Company and its affiliates, or paid by the later of 2½ months after severance from employment or the end of the limitation year that includes the date of severance from employment but only if such post-severance payments are regular compensation for services during the Participant’s regular working hours, or compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses or other similar payments and such payments would have been paid to the Participant prior to a severance from employment if the Participant had continued in employment with the Company and its affiliates.  No other amounts paid after a Participant’s severance from employment, such as severance, shall be included in Compensation hereunder.

(5)                                 Predecessor Compensation.  For the 2016 Plan Year, Compensation paid through June 30, 2016 that would be considered as Compensation under the terms of the Predecessor Plan shall be treated as Compensation for all purposes hereunder.

A Participant’s Tax-Deferred Contributions may only be made from compensation that would be included in compensation for purposes of Code Section 415.

Notwithstanding anything herein to the contrary, for purposes of all contributions, Compensation paid to a terminated Participant after the Participant’s last regular paycheck will not be considered.

(j)                                    Current Market Value means the value on any day determined by the Trustee which shall be:  (1) with respect to any securities traded on a National or Regional Stock Exchange, the closing composite quotations price on that day, or if the securities were not traded on such day, the closing price on the next preceding trading day on which the securities were traded, and (2) except as provided in (1) above, determined in accordance with generally accepted valuation principles on a consistent basis acceptable to the Policy Committee.

(k)                                 Dividend Account means a sub-account maintained under the Plan to which is credited amounts attributable to cash dividends paid with respect to the Common Stock held in Common Stock Fund and with respect to which the Participant was offered but did not elect a current cash distribution of the dividend in accordance with Section 5.4.

(l)                                     Eligible Employee means an Employee of a Participating Employer who (i) resides in the United States, (ii) is legally authorized to work in the United States in accordance with United Stated Department of Homeland Security regulations, (iii) is paid by a Participating Employer on a United States payroll, and (iv) is employed in an eligible group set forth on Appendix A.  Notwithstanding the foregoing, the following Employees shall be excluded:  (1) any member of a bargaining unit of employees covered by a collective bargaining agreement between an employee representative and a Participating Employer, if retirement benefits were the subject of good faith bargaining, unless the agreement provides for participation herein (in whole or part); (2) any person who is classified by the Participating Employer as a “leased employee” or as an “independent contractor;” or (3) a foreign citizen on temporary assignment in the United States. The term shall not include persons employed by a Participating Employer at an acquired business unless and until the Policy Committee designates the person so employed as Eligible Employees hereunder.  An individual who is not reported by a Participating Employer on its United States payroll as a common law employee, including but not limited to independent contractors, is not eligible to participate in the Plan even if such individual is later determined to be a common law employee.

(m)                             Employee means an individual who is reported on the payroll records of a Participating Employer or an Affiliate as a common-law employee, and to the extent required by the Code for purposes of non-discrimination testing but not for any other purpose, Leased Employees.

(n)                                 Employment Commencement Date means the first day for which an Employee is credited with an Hour of Service, provided that, as to any Employee whose Vesting Service for any period of employment has been cancelled pursuant to Section 2.2 on account of a Period of Severance (or would have been cancelled pursuant to such Section had the Plan been in effect at the time of such Period of Severance), the term shall mean the first day following such Period of Severance for which the Employee is credited with an Hour of Service.

(o)                                 ERISA means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and regulations and rulings promulgated thereunder.  Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.

(p)                                 ESOP Component means the portion of the Plan that is invested in the Common Stock Fund, and the portion of the Plan that is attributable to Before-Tax Contributions made during the Plan Year in which occurs the determination date.  Notwithstanding the foregoing, on December 31 of each Plan Year, any funds held in the ESOP Component of the Plan that are not invested in the Common Stock Fund will be transferred to the Non-ESOP Component of the Plan.

(q)                                 Highly Compensated Employee (HCE) means, for any Plan Year for which the determination is being made (the “determination year”):

(1)                                 each Employee who was a 5-percent owner (within the meaning of Code Section 414(q)(3)) of the Participating Employer or any Affiliate at any time during the determination year or immediately preceding Plan Year (the “look-back year”), and

(2)                                 each Employee who earned at least $80,000 (indexed under Code Section 415(d)) during the look-back year from the Participating Employers and their Affiliates and was in the top-paid 20 percent of all employees of the Participating Employer or any Affiliate, based on Test Compensation.  To determine the number (but not the identity) of Employees in the top-paid group, the Policy Committee may exclude an Employee who is: (a) under age 21; (b) has fewer than 6 months of employment; (c) normally works fewer than 17-1/2 hours per week; (d) normally works no more than 6 months per Plan Year; (e) is included in a collective bargaining unit; or (f) is a nonresident alien with no U.S. source income.

(r)                                    Hour of Service means each hour for which an Employee has been directly or indirectly compensated or paid, or entitled to such compensation or other payment, by a Participating Employer or its Affiliate for the performance of work (whether as an Employee or a Leased Employee).

(s)                                   Investment Committee means the committee appointed pursuant to Article 10 of the Plan.

(t)                                    Investment Fund means an unsegregated fund established at the direction of the Investment Committee and invested in securities, insurance contracts or other property of such type and general characteristics as the Investment Committee shall determine.  The term shall include the Common Stock Fund.

(u)                                 JCI means Johnson Controls, Inc. through the Merger Date, and Johnson Controls International plc from and after the Merger Date.

(v)                                 Leased Employee means any person who is not a common-law employee of a Participating Employer or an Affiliate, and who provides services to the Participating Employer or an Affiliate, if:  (i) such services are provided pursuant to an agreement between the Participating Employer or an Affiliate and a leasing organization; (ii) such person has performed such services for the Participating Employer or an Affiliate on a substantially full-time basis for a period of at least one year; and (iii) such services are performed under the primary direction or control of the Participating Employer or an Affiliate.

(w)                               Matching Contribution means the amount of cash and/or Common Stock contributed by a Participating Employer to be allocated in accordance with Section 3.2.

(i)                                     Merger Date  means the date of consummation of the “reverse merger” transaction pursuant to which Johnson Controls, Inc. will merge with and into an indirect wholly-owned subsidiary of Tyco International plc (“Tyco”), with Tyco being the parent company of the combined entity and renamed  Johnson Controls International plc, which is expected to occur on or around October 1, 2016.

(ii)                                  Non-ESOP Component means the portion of the Plan that is not being held under the ESOP Component.

(x)                                 Nonhighly Compensated Employee (NCE) means an Employee who is not a Highly Compensated Employee for the Plan Year.

(y)                                 Normal Retirement Age means an Employee’s attainment of age 65 while an Employee.

(z)                                  Participant means an Eligible Employee who is participating in the Plan under Section 2.1, and where the context so requires, includes any other individual for whom an Account is maintained under the Plan.

(aa)                          Participating Employer means (i) the Company (along with each of its Affiliates that have adopted the Plan with the consent of the Company, as listed on Appendix A) and (ii) each other employer that is not an Affiliate of the Company but has adopted the Plan with the consent of the Company, as listed on Appendix A.

(bb)                          Period of Severance means the period of time, calculated in years and monthly fractions thereof, beginning on the Participant’s Severance Date and ending on his or her next subsequent Reemployment Commencement Date, if any.

(cc)                            Plan means this Adient US LLC Savings and Investment (401k) Plan, as amended from time to time.  As of any determination date, the Plan consists of the ESOP Component and the Non-ESOP Component.

(dd)                          Plan Year means the calendar year.  Although the Plan has a short Plan Year from July 1, 2016 through December 31, 2016 for certain purposes, because the Plan is a continuation of the Predecessor Plan with respect to Participants covered hereby on July 1, 2016, the Plan Year for 2016 shall be the full calendar year for all operational purposes, including crediting of service, compensation, testing, calculation of matching contributions, etc.

(ee)                            Policy Committee means the Employee Benefits Policy Committee, which shall have primary responsibility for administration of the Plan under Article 10 (other than matters assigned to the Investment Committee).

(ff)                              Predecessor Plan means the Johnson Controls, Inc. Savings and Investment (401k) Plan as in effect on June 30, 2016.

(gg)                            Prior Plan means a defined contribution retirement plan that was qualified under Code Section 401(k) and that has been merged with and into the Predecessor Plan prior to the Effective Date (but for which relevant provisions still apply to accounts maintained under this Plan) or that may be merged with and into this Plan on and after the Effective Date.

(hh)                          Reemployment Commencement Date means the first day after a Severance Date on which a Participant is credited with an Hour of Service.

(ii)                                  Retirement Income Contribution means the contribution made by a Participating Employer to be allocated in accordance with Section 3.2.

(jj)                                Retirement Points means the sum total of the Participant’s attained age (no decimals) plus the number of whole years of Vesting Service credited to the Participant as of the end of the applicable Plan Year.

(kk)                          Severance Date means the earlier to occur of:

(1)                                 the date on which the Participant’s service with the Participating Employers and their Affiliates ends because he or she quits, retires, is terminated or dies, whichever occurs first; or

(2)                                 the first anniversary of the date on which the Participant commences a continuous absence from service with the Participating Employers and their Affiliates for any other reason, such as military service, layoff, vacation, authorized leave of absence, etc.

Notwithstanding the foregoing, in the case of a Participant who is absent from service with the Participating Employers and their Affiliates as a consequence of performing military service in the armed forces of the United States of America or of any state thereof under circumstances entitling the Participant to veterans’ reemployment rights under USERRA, no Severance Date shall occur during such absence if, but only if, the Participant returns to service with the Participating Employers or their Affiliates within the applicable time limit and under the other conditions prescribed by such statute for exercise of reemployment rights.

(ll)                                  Spin Date means the date that JCI distributes the ordinary shares of Adient plc to its stockholders, which is expected to occur on or around November 1, 2016.

(mm)                  Spouse means an individual whose marriage to the Participant is recognized under the laws of the United States (or one of the United States, but only to the extent recognized under federal law) or any other generally recognized jurisdiction.  This term shall also include a former Spouse to the extent required under a QDRO.

(nn)                          Total and Permanent Disability means a bodily injury or disease on account of which (i) a Participant has received long-term disability benefits for a period of at least 12 months or (ii) the Policy Committee determines that the Participant will be eligible for long-term disability benefits for at least 12 months.  If the Participant is not covered under a long-term disability plan sponsored by a Participating Employer, “Total and Permanent Disability” means a bodily injury or disease which, in the judgment of the Policy Committee, wholly disables a Participant and will permanently, continuously and wholly prevent him or her for life from engaging in his or her occupation or employment for wage or profit with an employer.  The Policy Committee may require the Participant to submit such medical evidence as the Policy Committee determines is necessary or desirable to make a determination hereunder.

(oo)                          Trust (or Trust Fund) means the fund or funds maintained under the trust agreement with the Trustee to receive and invest the amounts contributed on behalf of Participants, and from which distributions will be made.

(pp)                          Trustee means the trustee of the Trust.

(qq)                          Valuation Date means each day when the United States financial markets are open for business, as of which the Trustee will determine the fair market value of the Trust Fund and each Account.

(rr)                                Vesting Service means the period of an Employee’s service with the Participating Employers and their Affiliates which is considered in determining his or her eligibility to participate in the Plan and his or her nonforfeitable right to Matching Contributions and Retirement Income Contributions hereunder, as determined pursuant to Section 2.2; and includes all Vesting Service credited under the Predecessor Plan as of June 30, 2016.

Section 1.2.  Construction and Applicable Law.

(a)                                 Construction.  Wherever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.  The words “hereof”, “herein”, “hereunder”, and other similar compounds of the word “here” shall mean and refer to this entire document and not to any particular Article or Section.  Titles of Articles and Sections are for general information only, and the Plan is not to be construed by reference thereto.

(b)                                 Applicable Law.  The Plan is a profit sharing plan intended to qualify under Code Section 401(a).  The Plan includes a cash or deferred arrangement intended to qualify under Code Section 401(k).  It is intended that the investment options offered under the Plan comply with the requirements of ERISA Section 404(c) and regulations promulgated thereunder.  The ESOP Component of the Plan is intended to constitute an employee stock ownership plan under Code Section 4975(e)(7) and ERISA Section 407(d)(6), and it is intended that the Plan will hold employer securities in excess of the limitations otherwise described in ERISA Section 407.  The Plan shall be interpreted so as to comply with the applicable requirements of the foregoing Code and ERISA provisions, where such requirements are not clearly contrary to the express terms hereof.  In all other respects, the Plan shall be construed and its validity determined according to the laws of the State of Wisconsin to the extent such laws are not preempted by applicable requirements of federal law.  In case any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been included herein.

ARTICLE 2

PARTICIPATION AND SERVICE

Section 2.1.  Participation.

(a)                                 General.

(1)                                 Every person who, on June 30, 2016, was a Participant under the Predecessor Plan and is (A) an Eligible Employee on July 1, 2016, or (B)  a former employee who terminated employment from the Johnson Controls, Inc. automotive business, in each case as determined by the Company, shall continue as a Participant herein on July 1, 2016, without interruption. Each individual that the Plan Administrator identifies as an alternate payee or beneficiary of any of the foregoing who has an account under the Predecessor Plan as of June 30, 2016, shall have such account transferred to this Plan as soon as practicable after July 1, 2016, and from and after the date of such transfer, such alternate payee or beneficiary shall become subject to the terms of this Plan.

(2)                                 Each other Eligible Employee shall become a Participant on his or her date of hire as an Eligible Employee.

(b)                                 Transfer to Employment.  Each Employee who is not an Eligible Employee shall become a Participant as of the date he or she becomes an Eligible Employee (i.e., by transferring to an eligible status, or from a nonparticipating Affiliate to a Participating Employer).

(c)                                  Leased Employees and Independent Contractors.  A Leased Employee will be treated as an Employee to the extent required under Code Section 414(n) but will not be eligible to participate in this Plan.  If a Leased Employee becomes an Eligible Employee, the Plan will give him or her credit for the period when he or she worked as a Leased Employee for vesting purposes as if he or she had been an Employee during that period, unless (i) the Leased Employee was covered by a money purchase plan sponsored by the leasing organization, with 10 percent contributions and immediate participation and vesting, and (ii) Leased Employees constitute no more than 20% of the nonhighly compensated employees of a Participating Employer and its Affiliates.

Section 2.2.  Vesting Service.

(a)                                 General.  Each Participant shall be credited with Vesting Service calculated in years and monthly fractions thereof equal to the sum of the following:

(1)                                 the period commencing with the Participant’s Employment Commencement Date and ending with a Severance Date; plus

(2)                                 any subsequent periods commencing with a Reemployment Commencement Date and ending with the Participant’s next Severance Date; plus

(3)                                 any Period of Severance which is less than 12 months in duration; minus

(4)                                 any period credited above which either has been cancelled pursuant to subsection (b), or was cancelled under a break in service rule in effect under the Plan or a Prior Plan at the time of such break in service.

(b)                                 Loss of Vesting Service.  The Vesting Service of a Participant who at the time he or she incurs a Period of Severance has any vested right to any portion of his or her Account shall not be subject to cancellation.  In any other case, the Vesting Service of a person who incurs a 72 consecutive month Period of Severance shall be cancelled and disregarded for all purposes of the Plan, and such individual, upon becoming re-employed by a Participating Employer or Affiliate, shall be treated as if he or she had never been an Employee.

(c)                                  Transfer of Employment.  A Participant who transfers employment within the service of a Participating Employer or Affiliate into a status other than an Eligible Employee shall continue to accumulate Vesting Service during the period he or she is employed in such other status.

(d)                                 Service Prior to Becoming Affiliate.  Notwithstanding the foregoing, no Vesting Service shall be credited for any period of employment with an Affiliate prior to the date it became an Affiliate, or after the date it ceased to be an Affiliate, of a Participating Employer, except as set forth on Appendix C.

(e)                                  Vesting from Predecessor Plan. An individual who is covered hereby on July 1, 2016 shall be credited with the number of years of Vesting Service, and shall have the same vested interest in his or her Accounts, as applied under the terms of the Predecessor Plan on June 30, 2016.

Section 2.3.  Waiver of Participation.  Any Eligible Employee who is otherwise eligible to participate in the Plan may elect to irrevocably waive participation in any or all of the Before-Tax Contribution, Matching Contribution, or Retirement Income Contribution components of the Plan pursuant to such procedures as the Policy Committee may prescribe.

ARTICLE 3

CONTRIBUTIONS

Section 3.1.  Employee Contributions.

(a)                                 Before-Tax Contributions.  A Participant may elect to contribute a percentage of his or her Plan Compensation as Before-Tax Contributions within the limitations and subject to the rules described below.

(1)                                 Amount.  Each Participant may make Before-Tax Contributions for each payroll period in an amount equal to a whole percentage of his or her Plan Compensation for such payroll period, up to the maximum percentage specified for such Participant as set forth on Appendix B.  The portion of a Participant’s Before-Tax Contributions that will be considered Before-Tax Matched Contributions is set forth on Appendix B. Before-Tax Contributions will be allocated to the Participant’s Before-Tax Account.  A Participant who has attained age forty-nine (49) as of the end of the preceding calendar year and who is otherwise eligible to make Before-Tax Contributions may elect to make additional “catch-up” Before-Tax Contributions in accordance with the provisions of Code Section 414(v) and such rules as the Policy Committee may prescribe.  Such catch-up contributions shall not be subject to the limits of Code Sections 401(k), 415 and 416.

(2)                                 Limitations on Amount.  The Policy Committee may limit the amount of the Participant’s Before-Tax Contributions for any Plan Year to avoid exceeding the annual limitation described in Section 4.1, the ADP Test described in Section 4.2, and/or the annual addition limitation described in Section 4.4.  This may include providing a different maximum percentage for Highly Compensated Employees, than that specified in Appendix B, for a particular Plan Year.

(3)                                 Make-Up Contributions After Military Leave.  The Policy Committee will permit each Participant who resumes active employment (pursuant to USERRA) as an Eligible Employee after an unpaid military leave to make a special Before-Tax Contribution (“make-up contribution”) in an amount up to the maximum amount he or she could have contributed (including under the Predecessor Plan) if he or she had remained in employment as an Eligible Employee during his or her period of leave.  Each make-up contribution will be subject to the limitations under Code Sections 402(g) and 415, as applicable, in effect for the year to which the contribution relates, but will be ignored for purposes of the ADP Test.  The Policy Committee will permit the Participant to make the make-up contributions during the period beginning on the date when he or she resumes employment as an Eligible Employee and continuing for a period equal to the lesser of three times the length of his or her military leave, or five years.  The amount of his or her make-up contributions will be based on the Plan Compensation he or she would have received if he or she had remained in active employment, at his or her rate of pay in effect when he or she began his or her leave.  If that pay rate cannot be determined with certainty, the Policy Committee will treat the Participant as having Plan Compensation equal to the amount he or she received during the 12-month period preceding his or her leave, or during the entire period of his or her employment if shorter than 12 months.

(b)                                 Election to Participate.

(1)                                 Election to Make or Resume Contributions.  To make (or resume) Before-Tax Contributions, the Participant must make an election designating the whole percentage of his or her Plan Compensation to be deferred as his or her Before-Tax Contributions for the pay period, within the limitations described in subsections (a)(1) and (2).  Such election shall be given effect as soon as administratively possible after receipt, and will remain in effect until the Participant modifies or revokes his or her election or the election is suspended pursuant to the terms of the Plan.  The elected percentage will apply automatically to increased or decreased Plan Compensation.

(2)                                 Rate Change and Revocations.  A Participant who has elected to make Before-Tax Contributions may change or revoke his or her election as of any date by making a new election.  Such election shall be given effect as soon as administratively possible after receipt, and will remain in effect until the Participant again modifies, revokes or resumes his or her election, or the election is suspended pursuant to the terms of the Plan.  The elected percentage will apply automatically to increased or decreased Plan Compensation.

(3)                                 Automatic Suspension of a Participant’s Deposits. A Participant’s Before-Tax Contributions shall be automatically suspended commencing with and continuing throughout any period during which he or she (A) fails to qualify as an Eligible Employee, (B) ceases to have Plan Compensation, (e.g., because of an unpaid leave of absence), or (C) as provided in Section 7.6 in the case of certain restricted withdrawals.  Participants will not be permitted to make up suspended Before-Tax Contributions except as provided in subsection (a)(3).  A Participant whose Before-Tax Contributions have been suspended may resume making such contributions as follows:

(A)                               In the case of an individual who ceases to be an Eligible Employee and resumes employment as an Eligible Employee, as provided in subsection (b)(1);

(B)                               In the case of an individual who ceases to have Plan Compensation, the Participant’s election shall be automatically reinstated as of the pay period coincident with or next following his or her resumption of active employment status; or

(C)                               In the case of an individual who takes a hardship withdrawal, the Participant may elect to resume making Before-Tax Contributions, as provided in subsection (b)(1), beginning 6 months after the date of the withdrawal.

(c)                                  Automatic Enrollment on July 1, 2016.  The Before-Tax Contributions elections, including any automatic enrollments.(as well as any suspended elections), in effect under the Predecessor Plan shall automatically apply hereunder on July 1, 2016.

(d)                                 Automatic Enrollment for Certain Participants.  This subsection (d) shall apply to each Participant, who, pursuant to Appendix B, is indicated as being subject to the Plan’s auto enrollment feature.  The automatic enrollment feature shall not apply, however, to any such Participant who has elected to make Before-Tax Contributions to the Plan or has declined to participate, in each case prior to the date the first automatic contribution would otherwise have been effective for such individual.  For purposes of this subsection (d), a Participant who has not made such an election shall be referred to as “Non-electing Participants.”

(1)                                 Rate of Automatic Contribution.  The rate of Before-Tax Contributions contributed to the Plan on behalf of a Non-electing Participant shall be the percentage of the Non-Electing Participant’s Plan Compensation as set forth on Appendix B.  Automatic Before-Tax Contributions shall be made on such Non-electing Participant’s behalf beginning with the first pay period following the date the automatic enrollment provisions apply to the Non-electing Participant.

All automatic Before-Tax Contributions shall continue until the Non-electing Participant makes an affirmative election to cease such automatic contributions or to reduce or increase his rate of Before-Tax Contributions by any amount.  The Plan does not authorize refunds of automatic Before-Tax Contributions deposited to a Participant’s Account.

(2)                                 Notice.  Each affected Non-electing Participant shall receive an initial notice that explains the automatic enrollment provisions of the Plan, and explains the Non-electing Participant’s right to elect not to have automatic Before-Tax Contributions made or to alter the amount of his Before-Tax Contributions.  The notice shall also include the procedure for exercising those rights and the timing for implementing an election.  Each affected Non-electing Participant shall receive such initial notice at the time the Non-electing Participant is employed as an Eligible Employee in a group to which the automatic enrollment rules apply.  Thereafter, within a reasonable time prior to the start of the next Plan Year, each affected Non-electing Participant shall receive a notice of the percentage of Before-Tax Contributions, and of his right to change the percentage of, or to cease making Before-Tax Contributions altogether, for such subsequent Plan Year.  This annual notice shall also include the procedure for exercising those rights and the timing for implementing an election.

(3)                                 Re-Hires.  A Participant who is rehired shall not be subject to the provisions of this subsection (d) upon such rehire.

(e)                                  Policy Committee Regulations.  The Policy Committee may from time to time establish and uniformly apply rules governing elections, including rules regarding the form and manner in which elections may be made, modified, suspended or revoked in order to be effective.

Section 3.2.  Employer Contributions.

(a)                                 Employer Matching Contributions.

(1)                                 Eligible Participants.  To the extent set forth in Appendix B, each Participant who made Before-Tax Matched Contributions for a Plan Year will be eligible to receive a Matching Contribution for such year, unless the Participant withdrew such Before-Tax Matched Contribution before the end of the Plan Year or incurred a Severance Date before the last day of the Plan Year other than as a result of an event described in Section 6.4(a).

(2)                                 Amount.  Subject to the limitations of Article 4, the amount of the Matching Contribution to be allocated to each eligible Participant is set forth in Appendix B.  The Matching Contribution shall be made on an annual basis, but determined by adding the amount of Matching Contribution accrued for each pay period during the year, based upon (i) the Participant’s level of Before-Tax Contributions during the pay period, with Before-Tax Contributions not in excess of the percentage (as specified on Appendix B) of the Participant’s Plan Compensation for that pay period being Before-Tax Matched Contributions and Before-Tax Contributions in excess of such percentage of the Participant’s Plan Compensation for that pay period being Before-Tax Unmatched Contributions, and (ii) the rate of Matching Contributions that applies for such period based on the module covering the Participant for such pay period.  Before-Tax Contributions that are considered “catch-up” contributions shall not be eligible for a Matching Contribution.  No adjustment will be made in the amount of a Participant’s Before-Tax Matched Contributions to reflect the fact that the Participant might have made Before-Tax Contributions at a rate greater than the percentage of Plan Compensation set forth on Appendix B during certain pay periods during the Plan Year while making Before-Tax Contributions at a rate less than or equal to the percentage of Plan Compensation set forth on Appendix B during other pay periods during the Plan Year.

(3)                                 Form.  The Matching Contribution will be made in the form of Common Stock or cash, depending on the investment election made by the Participant.

(4)                                 Timing.  Allocations of Matching Contributions will be made to the Participant’s Matching Contributions Account as of the last day of the Plan Year.  Notwithstanding the foregoing, if a Participant becomes entitled to receive Matching Contributions prior to the last day of the Plan Year, then the Policy Committee may select an earlier date and allocate such Matching Contributions as of such date prior to the end of the Plan Year.

(5)                                 Calculation for First Plan Year.  With respect to the first Plan Year of this Plan, the Matching Contributions will be determined hereunder for all of calendar year 2016 by taking into account a Participant’s Before-Tax Matched Contributions to both this Plan and the Predecessor Plan for 2016.

(b)                                 Retirement Income Contributions.  A Participant may be eligible to receive a Retirement Income Contribution for a Plan Year as provided in Appendix B.   If a Participant is covered by more than one module during the Plan Year, then the Retirement Income Contribution provisions applicable to such module as set forth in Appendix B shall apply only for such period (and, if applicable, only with respect to Compensation paid for such period) that the Participant is in employment covered by such module (or a module under the Predecessor Plan with respect to the 2016 Plan Year).  To receive a Retirement Income Contribution, a  Participant must be employed on the last day of the Plan Year or have incurred a Severance Date before the last day of the Plan Year pursuant to an event described in Section 6.4(a)(1)-(4).  The Retirement Income Contribution amount will be made pursuant to one of the following, as set forth under the applicable provisions of Appendix B.

(1)                                 If Appendix B  indicates that the Retirement Income Contribution amount is “1%-7%,” then the Participant will receive a Retirement Income Contribution equal to a percentage of the Participant’s Plan Compensation for such Plan Year (or, if applicable, for the period of employment covered by the relevant module) as determined under the following table:

Retirement Points	RIC Contribution
Less than 35	1%
35 to 44	2%
45 to 54	3%
55 to 64	4%
65 to 74	5%
75 to 84	6%
85 or more	7%

(2)                                 If Appendix B-2 indicates that the Retirement Income Contribution amount is a single percentage, then that percentage of the Participant’s Plan Compensation for such Plan Year (or, if applicable, for the period of employment covered by the relevant module) will be contributed.

All Retirement Income Contributions will be made in the form of Common Stock or cash, depending on the investment election made (or deemed made) by the Participant.  Allocations of Retirement Income Contributions will be made as of the last day of the Plan Year to the Participant’s Retirement Income Contributions Account.  Notwithstanding the foregoing, if a Participant becomes entitled to receive Retirement Income Contributions prior to the last day of the Plan Year, then the Policy Committee may select an earlier date and allocate such Retirement Income Contributions as of such date prior to the end of the Plan Year.

Section 3.3.  Make-Up Contributions After Military Leave.  A Participating Employer will make special Matching Contributions for each of its Participants who returns to employment as an Eligible Employee from unpaid military leave and contributes the make-up Before-Tax Contributions described in Section 3.1(a)(3), and will make special Retirement Income Contributions for each of its Participants who returns to employment as an Eligible Employee from unpaid military leave in accordance with the requirements of Code Section 414(v).  Each Matching Contribution will relate to the year for which the make-up Before-Tax Contributions are made, and each Retirement Income Contribution will relate to the year for which it is made, and will be subject to the percentage-of-Compensation limit and Code Section 415 limit in effect for that year.  The Policy Committee will ignore the make-up Matching Contributions for purposes of the ADP and ACP Tests.  No investment earnings will be allocated to the make-up Matching Contribution or Retirement Income Contribution for the period of leave.  The Policy Committee may require the Participating Employer to make a special contribution to fund the make-up Matching Contribution or Retirement Income Contribution described herein.

Section 3.4.  Exclusive Benefit of Participants.  All Matching Contributions and Retirement Income Contributions will be irrevocable when made and will not revert to the Participating Employers or Affiliates, except as provided in Section 13.2(b).  All Before-Tax Contributions, Matching Contributions, and Retirement Income Contributions (and attributable earnings thereon) will be used for the exclusive benefit of Participants and their beneficiaries.

Section 3.5.  Rollover Contributions.

(a)                                 Definition of Eligible Rollover Distribution.  For purposes of this Section, an Eligible Rollover Distribution means a payment received by a Participant from another qualified plan, an annuity contract described in Code Section 403(b), an eligible government deferred compensation plan described in Code Section 457(b), or an eligible individual retirement account or plan (IRA) that is either (1) a lump sum payment (other than a hardship distribution), or (2) periodic payments over a period of less than 10 years.  Eligible Rollover Distributions shall not include after-tax contributions.  Payments that are part of a series of substantially equal periodic payments, made at least annually, over a period of at least 10 years, or over the lifetime or life expectancy of the Participant or the joint lifetimes or life expectancies of the Participant and his or her named beneficiary, are not Eligible Rollover Distributions.  The Trustee also will not treat any distribution required under Code Section 401(a)(9) or any hardship distribution as an Eligible Rollover Distribution.

(b)                                 Rollover or Direct Plan Transfer.  A Participant, and an Eligible Employee who has not yet satisfied any eligibility period for Plan participation, who receives an Eligible Rollover Distribution may roll over all or part of the distribution to the Trustee including as a direct plan-to-plan transfer.  A rollover that is not a direct plan-to-plan transfer must be made within 60 days after the Participant receives the Eligible Rollover Distribution.

(c)                                  Required Information.  The Policy Committee may adopt such procedures, and may require such information from the Participant who desires to make a rollover contribution, as it considers necessary to determine whether the proposed rollover or direct plan transfer will meet the requirements of this Section.  The Policy Committee may require the Participant to submit a written certification that he or she received his or her Eligible Rollover Distribution from another  eligible plan.  Upon approval by the Policy Committee, the rollover contribution will be deposited in the Trust Fund and will be credited to the Participant’s Rollover Account.

(d)                                 Prohibited Rollovers and Transfers.  The Plan will not accept rollover contributions from any plan that is subject to the joint and survivor annuity requirements set forth in Code Sections 401(a)(11) and 417, unless the Participant’s Spouse consented in writing to the distribution from such plan in a manner which complies with the spousal consent requirements prescribed under Code Section 417.  The Policy Committee may require the Participant to submit a written certification either that he or she received his or her distribution from a plan that was not subject to the spousal consent requirements, or that his or her Spouse properly consented to the distribution.

(e)                                  Refund of Prohibited Rollovers.  In the event the Policy Committee discovers that a Participant has made a rollover contribution to the Plan which fails to comply with this Section, the Plan will refund the contribution and all earnings attributable to it as soon as practicable.

(f)                                   Reliance on Participant’s Representations.  The Policy Committee may in good faith rely on the representations made by the Eligible Employee in his or her application to make a Rollover Contribution and will not be held accountable for any misrepresentation of which it did not have actual knowledge.

Section 3.6.  Payment to the Trustee.  Each Participating Employer will transfer to the Trustee, as soon as administratively practicable but in any event not later than 15 business days after the end of each month, the Before-Tax Contributions withheld for all of its Participants during the payroll periods ending in that month.  Each Participating Employer will transfer its Matching Contributions and Retirement Income Contributions with respect to a Plan Year to the Trustee no later than the extended due date of the Participating Employer’s federal income tax return for the fiscal year which ends within the Plan Year for which the contribution is made.

ARTICLE 4

LIMITATIONS ON CONTRIBUTIONS

Section 4.1.  Excess Deferrals (Code Section 402(g)).

(a)                                 General.  The Plan will limit each Participant’s Before-Tax Contributions for each calendar year to the annual dollar limitation in effect under Code Section 402(g) and Code Section 414(v), as applicable for such year.  In the event any Participant makes contributions that exceed such limitation (“Excess Deferrals”) for any calendar year, the Excess Deferrals will or may be distributed under the following rules.

(b)                                 Time of Distribution. If the Participant makes an Excess Deferral solely to this Plan, or to this Plan and to another plan maintained by a Participating Employer or its Affiliates (including the Predecessor Plan during 2016), then the Participant will be deemed to have notified the Policy Committee of such excess, and the Plan will distribute the Excess Deferral (or the pro rata portion of the Excess Deferral allocable to this Plan if the Excess Deferral was made to more than one plan) and attributable earnings (calculated pursuant to subsection (f)) as soon as practicable after it discovers the excess, but not later than the April 15th of the Plan Year following the Plan Year in which the Excess Deferral was made.  If the Participant made his or her Excess Deferral to this Plan and the plan of another employer, the Participant must notify the Policy Committee in writing of the amount of such Excess Deferral that will be allocated to this Plan no later than March 1 of the following year, and the Policy Committee may direct the Trustee to distribute the allocated Excess Deferral and attributable earnings (calculated pursuant to subsection (f)) by the April 15th of the following year.  The Participant must certify to the Policy Committee the amount of the Excess Deferral to be allocated to this Plan.  At the same time as Excess Deferrals are distributed, Matching Contributions that were made with respect to such Excess Deferrals will be forfeited and will be used as described in Section 6.4(d); provided that, when refunding Excess Deferrals, Before-Tax Unmatched Contributions will be refunded before Before-Tax Matched Contributions.

(c)                                  Order of Distributions.  The Plan will refund Excess Deferrals before it refunds any Before-Tax Contributions under Section 4.2 to avoid failing the ADP Test.

(d)                                 Inclusion in ADP Test.  Excess Deferrals made by HCEs will be included in the ADP Test under Section 4.2 for the Plan Year in which they were made, whether or not they are refunded in the same or next following Plan Year.  Excess Deferrals timely refunded to NCEs will not be included in the ADP Test.  However, Excess Deferrals which are also Excess Annual Additions and which are refunded under Section 4.4 as such, will not be included in the ADP Test.

(e)                                  Inclusion in Annual Additions.  Excess Deferrals made by HCEs and by NCEs which are refunded in the same Plan Year or by April 15 of the next following Plan Year will not be included as part of their Annual Additions under Section 4.4.

(f)                                   Determination of Earnings.  The Policy Committee will use the Plan’s normal method of calculating earnings to determine the amount of earnings attributable to each

Participant’s Excess Deferrals, including gap period income to the extent required to be taken into account under applicable law.

Section 4.2.  Actual Deferral Percentage Test (ADP Test).

(a)                                 Application.  For purposes of applying the ADP test, the ESOP and non-ESOP components of the Plan will be aggregated.

(b)                                 ADP Test.  With respect to the Company and each other Participating Employer, the Policy Committee will conduct the ADP Test for each Plan Year to determine whether the actual deferral percentage (ADP) for the HCE group and the ADP for the NCE group are within the maximum disparity described in subsection (3).  The Policy Committee will conduct the ADP Test for (x) the Company and its Affiliates and (y) if applicable, each other Participating Employer that is not an Affiliate separately, as if such entity (and its Affiliates) was the only Participating Employer in the Plan, as follows:

(1)                                 Actual Deferral Ratio (ADR).  The Policy Committee will determine for each HCE group member and each NCE group member, the ratio of the member’s Before-Tax Contributions (excluding catch-up contributions), any of his or her Matching Contributions recharacterized as qualified matching contributions and/or any corrective contributions used in the ADP Test, to his or her Test Compensation. If an HCE is a participant in more than one cash and deferred arrangement of a Participating Employer and its Affiliates, the HCE’s ratio hereunder shall be calculated as if all such arrangements were one arrangement and all such arrangements had the same plan year as this Plan.  Any Before-Tax Contributions which are distributed under Section 4.4 will not be included in the ADP Test.

(2)                                 Average Deferral Percentage (ADP).  The ADP for the HCE group is the average of their individual ADRs, calculated separately for each employee in the HCE group.  The ADP for the NCE group is the average of their individual ADRs, calculated separately for each employee in the NCE group.  If this Plan is aggregated with another plan(s) for purposes of Code Section 401(a)(4) or 410(b), this Plan and such other plan(s) shall be treated as a single plan for purposes of the ADP Test.

(3)                                 Maximum Disparity.  In no Plan Year will the ADP of the HCE group exceed the greater of: (A) the ADP of the NCE group for the Plan Year multiplied by 1.25; or (B) the lesser of the ADP of the NCE group for the Plan Year plus 2 percentage points, or the ADP of the NCE group for the Plan Year multiplied by 2.  The Plan has elected to use the current year testing method until amended in accordance with the Code.

(c)                                  Correction Before Excess Contributions are Made.  In the event the Policy Committee determines that the Plan will fail to meet the ADP Test for the Plan Year, it may limit the Before-Tax Contributions for the HCE group by such amount and beginning as of such pay period as it considers necessary to prevent failing the ADP Test.

(d)                                 Correction After Excess Contributions are Made.  In the event the  Policy Committee determines that the Plan failed to meet the ADP Test for the Plan Year, it will select one or more of the following methods to cure the failure no later than the end of the Plan Year following the Plan Year for which the test failed.

(1)                                 Recharacterization.  The Policy Committee may elect to correct the ADP test failure by recharacterizing Matching Contributions for the NCE group as qualified matching contributions.  In such event, it will recharacterize the Matching Contributions of NCEs in the order of the dollar amount contributed, beginning with the NCE with the highest dollar amount and continuing the recharacterizations, if necessary, until all NCEs have the same dollar amount of Matching Contributions, and then reducing those dollar amounts equally.

(2)                                 Corrective Contribution (QNECs and QMACs).  The Policy Committee may require a Participating Employer to make a corrective contribution in the amount necessary to satisfy the ADP Test.  The Policy Committee will cause each corrective contribution to be allocated by one of the following methods, and may select the group(s) of NCEs to whom the contributions will be allocated and the percentages allocated to each group; provided that the group of NCEs selected and the method of allocation shall be consistent with Internal Revenue Service requirements.  All corrective contributions will be allocated to the Participant’s Before-Tax Account.

(A)                               Qualified Matching Contributions (QMACs).  The Policy Committee may direct a Participating Employer to make a corrective contribution to match a percentage of the Before-Tax Contributions made by selected NCE Participants for the Plan Year in the amount necessary to meet the ADP Test for the Plan Year.  The Policy Committee may direct uniform or nonuniform percentages for each selected NCE Participant.

(B)                               Qualified Nonelective Contributions (QNECs).  The Policy Committee may direct a Participating Employer to make a corrective contribution in an amount equal to a percentage of the Test Compensation earned by selected NCE Participants for the Plan Year, in the amount necessary to meet the ADP Test for the Plan Year.  The Policy Committee may direct uniform or nonuniform percentages for each selected NCE Participant.

(C)                               Fixed-Dollar Method.  The Policy Committee may determine the amount of the corrective contribution needed to satisfy the ADP Test for the Plan Year, and may allocate those dollars among selected NCE Participants on the basis of performance or by any method selected by the Policy Committee.

(3)                                 Refund.  The Policy Committee may elect to correct the ADP test failure by making refunds.   In such event, it will determine the dollar amount of the excess to be refunded by using procedures required under Section 401(k), and will then refund excess ADP contributions (and earnings thereon) to HCEs in the order of the dollar amount contributed, beginning with the HCE with the highest dollar amount of Before-Tax Contributions and continuing the refunds, if necessary, until all HCEs have the same dollar amount of Before-Tax Contributions, and then reducing those dollar amounts equally.  The Policy Committee will first refund unmatched Before-Tax Contributions to each affected HCE , and will then refund Before-Tax Matched Contributions.  If any Before-Tax Matched Contributions are refunded, the related Matching Contributions will be forfeited and used as provided in Section 6.4(d).  The Policy Committee will use the Plan’s normal method of calculating earnings to determine the amount of earnings attributable to each Participant’s allocation of excess ADP contributions, including gap period income to the extent required to be taken into account under applicable law.

Section 4.3.  Actual Contribution Percentage Test (ACP Test).

(a)                                 Application.  For purposes of applying the ACP test, the ESOP and non-ESOP Components of the Plan will be aggregated.

(b)                                 ACP Test.  With respect to the Company and each other Participating Employer, the Policy Committee will conduct the ACP Test for each Plan Year to determine whether the actual contribution percentage (ACP) for the HCE group and the ACP for the NCE group are within the maximum disparity described in subsection (3).  The Policy Committee will conduct the ACP Test for the (x) Company and its Affiliates and (y) if applicable, each other Participating Employer that is not an Affiliate separately, as if such entity (and its Affiliates) was the only Participating Employer in the Plan, as follows:

(1)                                 Actual Contribution Ratio (ACR).  The Policy Committee will determine, for each HCE group member and each NCE group member, the ratio of the member’s Matching Contributions and/or corrective contributions used in the ACP Test, to his or her Test Compensation.  If an HCE is a participant in more than one plan of a Participating Employer and its Affiliates to which matching contributions or employee after-tax contributions are made, the HCE’s ratio hereunder shall be calculated as if all such arrangements were one arrangement and all such arrangements had the same plan year as this Plan.  Matching Contributions recharacterized as qualified matching contributions under the ADP Test will not be considered.

(2)                                 Average Contribution Percentage (ACP).  The ACP for the HCE group is the average of their individual ACRs, calculated separately for each employee in the HCE group.  The ACP for the NCE group is the average of their individual ACRs, calculated separately for each employee in the NCE group.  If the Plan and another plan(s) of a Participating Employer and its Affiliates are treated as one plan for purposes of Code Section 410(b), such plans shall be treated as one plan for purposes of the ACP Test.

(3)                                 Maximum Disparity.  In no Plan Year will the ACP of the HCE group exceed the greater of (A) the ACP of the NCE group for the Plan Year multiplied by 1.25; or (B) the lesser of the ACP of the NCE group for the Plan Year plus 2 percentage points, or the ACP of the NCE group for the Plan Year multiplied by 2.  The Plan has elected to use the current year testing method until amended in accordance with the Code.

(c)                                  Correction Before Excess Aggregate Contributions Made.  In the event the Policy Committee determines that the Plan will fail to meet the ACP Test for the Plan Year, it may limit the Matching Contributions for the HCE group by such amount as it considers necessary to prevent failing the ACP Test.

(d)                                 Correction After Excess Contributions are Made.  In the event the Plan fails to meet the ACP Test for a Plan Year, it will select one or more of the following methods to cure the failure no later than the end of the Plan Year following the Plan Year for which the excess amount was contributed.

(1)                                 Corrective Contribution (QNECs).  The Policy Committee may direct a Participating Employer to make a corrective contribution in an amount equal to a percentage of the Test Compensation earned by selected NCE Participants for the Plan Year, in the amount necessary to meet the ACP Test for the Plan Year.  The Policy Committee may direct uniform or nonuniform percentages for each selected NCE Participant, all in accordance with such nondiscriminatory rules and requirements as the Secretary of the Treasury may prescribe with respect to such contributions.  All Corrective Contributions will be allocated to the eligible Participants’ Before-Tax Account.

(2)                                 Distribution/Forfeiture.  The Policy Committee may elect to distribute and/or forfeit (to the extent not vested) Matching Contributions (and earnings thereon) to HCEs.  The Policy Committee will determine the dollar amount of the excess Matching Contributions to be distributed (or forfeited if not vested), by using procedures required under Code Section 401(m), and will then distribute and/or forfeit the excess amount in the order of the dollar amount contributed, beginning with the HCE with the highest dollar amount of Matching Contributions and continuing the distributions and/or forfeitures, if necessary, until all HCEs have the same dollar amount of Matching Contributions, and then reducing those dollar amounts equally.  The Policy Committee will use the Plan’s normal method of calculating earnings to determine the amount of earnings attributable to each Participant’s allocation of excess ACP contributions, including gap period income to the extent required to be taken into account under applicable law.

Section 4.4.  Annual Addition Limitation (Code Section 415).

(a)                                 Limitation Year. The limitation year shall be the calendar year.

(b)                                 Application of Limit. In any limitation year, the annual additions (as defined in the regulations promulgated under Code Section 415(c)) allocated to a Participant’s account shall not exceed the limitations imposed by Code Section 415(c)(3) which are incorporated herein by reference.  Allocations made on behalf of a Participant under the Predecessor Plan for 2016 shall be counted hereunder.

(c)                                  Definition of Compensation.  The term “compensation” for purposes of the Code Section 415(c) limit has the meaning given in Section 1.1(i)(2), subject to the limit set forth in Section 1.1(i)(3).  Notwithstanding the foregoing, compensation paid to an individual who does not currently perform services by reason of qualified military service (to the extent such compensation does not exceed the amounts the individual would have earned if the individual had continued to perform services for the Employer or a Related Employer) shall be included.  Notwithstanding the foregoing, compensation paid to an individual who is permanently and totally disabled (within the meaning of Code Section 22(e)(3)) shall be counted to the extent the requirements of Treasury Regulation Section 1.415(c)-2(g)(4)(ii)(A) and (C) are satisfied.

(d)                                 Treatment of Excess Additions.  If the annual additions to be allocated to the Participant’s Account for a limitation year exceed the limit prescribed by Code Section 415, then the sole method of correction shall be through the EPCRS program.  If the Participant received an Annual Addition to both this Plan and another plan of the Company or its Affiliates in the limitation year in which such Annual Additions would exceed the limit prescribed by Code Section 415, the correction of such excess contributions shall be made first from the Participant’s Annual Additions in the plan to which the Participant most recently became a participant prior to the end of the limitation year, and then, if necessary, from the other plan.

ARTICLE 5

INDIVIDUAL ACCOUNTS

Section 5.1.  Establishment of Participant’s Accounts.  Each Participant shall have a separate Account established and maintained to record the Participant’s interest in the Trust Fund.

Section 5.2.  Adjustments to Account Balances.

(a)                                 Regular Valuation Dates.  As of each Valuation Date, the Trustee will determine the Current Fair Market Value of the Trust Fund and the value of each Account.  The Trustee will adjust the Account balances of each Participant to reflect his or her allocations of contributions, payments from his or her Accounts and investment gains or losses and expenses.

(b)                                 Valuations Binding.  In determining the value of the Trust Fund and each individual Account, the Trustee and the Policy Committee will exercise their best judgment, and all determinations of value will be binding upon all Participants and their beneficiaries.

(c)                                  Statement of Account Balances.  As soon as practicable after the end of each Plan Year, the Policy Committee will provide to each Participant and other payee for whom an Account is maintained, a statement showing all allocations to, and distributions and withdrawals from, each of his or her Accounts, and the current value of each of his or her Accounts.  For any Plan Year, the Policy Committee may provide statements more frequently than annually or may permit Participants to access statements on a website.  Within 90 days after the account holder’s receipt of any statement, the account holder will be deemed to have accepted the statement as true, correct and complete.

(d)                                 Correction of Mistakes.  In the event the Policy Committee discovers that a mistake has been made in an allocation to, or a distribution from, any Participant’s Account or in the Plan’s recordkeeping, or any other mistake which affects an Account balance, it will correct the mistake as soon as practicable after it becomes aware of the mistake.  If a mistake has been made in an allocation, the Policy Committee will adjust the allocation in a manner to correct the Account balance so that it reflects, to the greatest extent possible, the amount it would have reflected if the mistake had not been made.  If an overpayment has been made, the Policy Committee will seek cash reimbursement to the extent that recovery efforts would not be more expensive and/or burdensome than is justified under the circumstances.  If an underpayment has been made, the Policy Committee will pay the amount of the underpayment in a single sum.  The Policy Committee will treat any other addition to the Account as an expense of the Plan, and will treat any other subtraction from the Account as a forfeiture and will use it in accordance with the provisions of Section 6.4(d).  In the event a mistake is made which is reflected in any communication or statement issued to the affected Participant, beneficiary or alternate payee, and such individual fails to notify the Policy Committee of the error within 90 days of receipt of such communication or statement, the Plan will not be liable for any loss resulting from the error which occurs after the individual receives the communication.  With respect to any correction of a mistake for the period starting with the date the error first occurred through the 90th day referenced in the prior sentence (or if earlier, the date of notification by the individual of the mistake), the Policy Committee and the Participating Employers shall only be obligated to make correction pursuant to the Internal Revenue Service’s published correction guidelines, which correction shall be binding on the affected individual.  For purposes hereof, a mistake that has ongoing effect (such as a failure to implement a deferral election) shall be considered only a single mistake, which arises on the date the mistake first occurred.

Section 5.3.  Investment Election.

(a)                                 Available Funds.  At the direction of the Investment Committee, the Trustee will maintain various Investment Funds from time to time, each of which will be described to Participants in such manner as is determined by the Investment Committee.  Each fund may hold cash and other liquid investments in such amounts as the Investment Committee and/or Trustee consider necessary to meet the Plan’s liquidity requirements and to pay administrative expenses.  As of the Effective Date, the Investment Funds will be the same as those offered under the Predecessor Plan.

(b)                                 Participant Elections.  Except as otherwise provided in this Article 5, and subject to any restrictions imposed by a particular Investment Fund, Participants may elect to allocate contributions and reallocate their Accounts among the various Investment Funds made available from time to time in such form and manner as is prescribed by the Policy Committee pursuant to rules uniformly applied.  Such investment elections shall remain in effect unless changed by the Participant in such form and manner as is prescribed by the Policy Committee.  Except as otherwise provided in this Article 5, the Account balance of any Participant who fails to timely complete and submit his or her investment election will be invested in the default Investment Fund determined by the Policy Committee, which may be a “target date” fund in which the investment mix varies depending upon the Participant’s assumed retirement age.

Notwithstanding the foregoing, as of the Effective Date, each Participant’s investment elections under the Predecessor Plan will apply hereunder; provided that, if any Investment Fund available under the Predecessor Plan is not available hereunder as of the Effective Date, then the Participant’s investment election with respect to that fund will be deemed to mean the default Investment Fund then provided under the Plan.  As of the Spin Date, a Participant’s investment election with respect to the Company Stock Fund will be automatically cancelled, and such investment election will be changed to the default Investment Fund then provided under the Plan.  A Participant must affirmatively elect, after the Spin Date, to allocate contributions into, or re-allocate his or her Accounts into, the Company Stock Fund as it exists thereafter.

(c)                                  Matching Contributions.  In accordance with Section 3.2, Matching Contributions will be made in Common Stock or cash.  All Matching Contributions will be credited to the applicable Participant’s Matching Contributions Account and will be invested in funds elected by the Participant or into the Plan’s default fund until the Participant makes a new investment election or unless and until reallocated by the Participant in accordance with the rules in this subsection (c).  A Participant, while employed by the Participating Employers and their Affiliates and after termination of such employment, may elect to reallocate the portion of his or her Matching Contributions Account that is invested in the Common Stock Fund into and among the other Investment Funds that are made available pursuant to subsection (a).  Any such reallocation shall be made in accordance with and subject to the requirements of subsection (b)

above.  In the event the Participant has a balance in the Common Stock Fund attributable to Matching Contributions and a balance in the Common Stock Fund attributable to other sources, and if the Participant elects to reallocate balances from the Common Stock Fund to another Investment Fund, the portion of such transfer that is deemed to have been made from the Participant’s Matching Contributions Account, and the portion that is deemed to have been made from such other sources, shall be determined in accordance with uniform rules prescribed by the Policy Committee.

Notwithstanding the foregoing, with respect to Matching Contributions that are made in cash (rather than Common Stock), such Matching Contributions will be credited to the applicable Participant’s Matching Contributions Account and will be invested in accordance with the Participant’s investment election made pursuant to the provisions of Section 5.3(b), or if the Participant fails to make an investment election, in the default investment option designated by the Policy Committee.

(d)                                 ESOP Diversification.  The Plan satisfies all applicable statutory diversification requirements with respect to the ESOP Component of the Plan because a Participant may at any time reallocate all or any portion of his or her Account that is invested in the Common Stock Fund to another Investment Fund in accordance with subsections (b) and (c) above.

(e)                                  Allocation of Earnings.  All earnings attributable to the Account balances invested in each Investment Fund will be reinvested in that Investment Fund.

(f)                                   Restrictions on Investments.  Notwithstanding the foregoing, if either the Policy Committee or the Investment Committee determines that any allocation of funds held in any Investment Fund might violate applicable securities laws or is for any other reasons impracticable or contrary to the best interests of the Participants as a whole, the Policy Committee or the Investment Committee may suspend or limit the right of any Participant to reallocate the funds under this Section and/or defer the execution of any reallocation election.

Section 5.4.  ESOP Dividend Election.  Cash dividends paid on shares of Common Stock held in the Common Stock Fund shall be reinvested in the Common Stock Fund unless a Participant has elected to receive a cash distribution of the Participant’s allocable share of any such dividends.  Each Participant’s share of cash dividends received on Common Stock held in the Common Stock Fund shall equal the total amount of cash dividends received by the Common Stock Fund multiplied by a fraction, the numerator of which is the number of “units” credited to the Participant in the Common Stock Fund and the denominator of which is the total number of “units” in the Common Stock Fund, all as determined as of the close of business on the day immediately preceding the record date of the dividend.  The Policy Committee shall from time to time determine the manner in which Participants shall be provided an opportunity to elect a cash distribution of dividends or to change a prior election with respect to distribution.  Distribution of such dividends (for any Participant who has elected distribution) shall be made as soon as practicable after receipt of such dividends by the Trustee but in no event later than 90 days following the close of the Plan Year in which the dividend is paid.  For purposes of this Section 5.4, the term Participant shall include, to the extent not otherwise included under the definition set forth in Section 1.1(z), a Beneficiary or an Alternate Payee who has an undistributed account under the Plan.

Section 5.5.  JCI Common Stock Post-Spin Date.  On and after the Spin Date, the Common Stock Fund shall consist of two components, which will be separately accounted for with respect to each Participant whose Account is invested in the Common Stock Fund immediately prior to the Spin Date:

(a)                                 the portion consisting of Johnson Controls International plc ordinary shares (as adjusted thereafter for dividend reinstatements).  This portion shall be a “sell-only” fund from and after the Spin Date, meaning that Participants can elect to re-allocate their balance in this component to other available Funds, but Participants may not elect that new contributions be invested in this component or that accounts invested in other Funds be reallocated to this Fund; and

(b)                                 the portion consisting of Adient plc common shares (as adjusted for dividend reinvestments).

ARTICLE 6

VESTING

Section 6.1.  Before-Tax, After-Tax and Rollover Accounts.  A Participant shall be fully vested in the balances of his or her Before-Tax Contributions Account, After-Tax Contributions Account, Rollover Contributions Account, and Dividend Account.

Section 6.2.  Matching Contributions Account.  A Participant shall be vested in the balance of his or her Matching Contributions Account pursuant to one of the following vesting schedules, as indicated for such Participant on Appendix B:

(a)                                 100%:  100% fully and immediately vested.

(b)                                 5-Year Graded:

Full Years of Vesting Service	Nonforfeitable Percentage of Matching Contributions Account
Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5 or more	100%

If a Participant transfers among eligible groups such that his vesting schedule changes, the most favorable vesting schedule applicable to either the group from which the Participant is transferring or the group to which the Participant is transferring shall apply to his entire Matching Contributions Account.

Section 6.3.  Retirement Income Contributions Account.  A Participant shall be vested in the balance of his or her Retirement Income Contributions Account at any given time as indicated for such Participant on Appendix B:

(a)                                 100%:  100% fully and immediately vested

(b)                                 5-Year Graded:

Full Years of Vesting Service	Nonforfeitable Percentage of Retirement Income Contributions Account
Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5 or more	100%

Section 6.4.  Termination of Employment.

(a)                                 Termination by Reason of Retirement, Death, Disability, Job Elimination or Sale.  Notwithstanding Section 6.2 or 6.3, if a Participant’s termination of employment with the Participating Employers and their Affiliates occurs:

(1)                                 on or after attainment of Normal Retirement Age,

(2)                                 on or after attainment of age 55 and being credited with ten (10) or more years of Vesting Service,

(3)                                 by reason of death or Total and Permanent Disability,

(4)                                 for non-union Participants only, as a result of the sale of an Affiliate or other business unit (including a facility of the Company), or any other similar event (as determined by the Policy Committee in accordance with uniform and nondiscriminatory standards), or

(5)                                 on account of the elimination of the Participant’s job in connection with: a sale or permanent closing of a plant, facility, unit or similar operation; reductions due to curtailment of business; reorganization or outsourcing if job not offered by successor employer; or any other similar event (as determined by the Policy Committee in accordance with uniform and nondiscriminatory standards), then the entire balance of such Participant’s Matching Contributions Account and, except for an event described in paragraph (5) above, Retirement Income Contributions Account shall be fully vested and nonforfeitable as of the date of such termination of employment.

(b)                                 Other Termination of Employment.  If a Participant’s termination of employment with the Participating Employers and their Affiliates occurs other than by reason of one of the events described in subsection (a), then the vested portion of the Participant’s Matching Contributions Account and Retirement Income Contributions Account shall be determined as of his or her Severance Date based on the applicable schedule set forth in Section 6.2 or 6.3.

(c)                                  Forfeiture of Unvested Account.  The portion of the Participant’s Matching Contributions Account and Retirement Income Contributions Account which is not vested shall be forfeited from the Participant’s Accounts upon the earlier of the date (1) the Participant incurs a Period of Severance of 72 consecutive months in duration, or (2) the Participant receives a distribution of the vested portion of his or her Accounts.  Prior to forfeiture, such unvested portion shall continue to share in allocations of earnings, gains or losses pursuant to Article 5. For purposes of this Section, a Participant who has no vested interest in any portion of his or her Account shall be deemed to have received distribution of the Account upon his or her termination of employment.

(d)                                 Use of Forfeitures.  Any amounts forfeited during a Plan Year shall first be used to reinstate forfeited accounts under subsection (e), and then used to reduce Matching Contributions, Retirement Income Contributions and/or any other required employer contributions, including employer nonelective contributions due for the year in which the forfeiture occurred.  Any forfeitures remaining after such allocation shall be used to pay permissible Plan expenses, to the extent determined by the Company.  Any forfeitures remaining thereafter shall be allocated among the Accounts of Participants who are employed on the last day of the Plan Year in which such forfeitures arose, in the ratio that the amount of such Participant’s Before-Tax Contributions eligible for Company Matching Contributions bears to the total amount of Before-Tax Contributions eligible for Company Matching Contributions of all Plan Participants who are eligible for an allocation of forfeitures hereunder.

(e)                                  Reemployment after Forfeiture.  If an Employee who has suffered a forfeiture from his or her Matching Contributions Account or Retirement Income Contributions Account as a result of taking a distribution (or deemed distribution) returns to employment as an Eligible Employee before the duration of his or her Period of Severance equals 72 consecutive months, then the dollar amount forfeited pursuant to subsection (c) shall be reinstated to the Participant’s Matching Contributions or Retirement Income Contributions Account, as applicable, if and only if the Participant repays the full amount of the distribution from his or her Matching Contributions and/or Retirement Income Contributions Account (if any) prior to the fifth anniversary of the date on which he or she subsequently becomes an Eligible Employee.  An Employee described in the prior sentence who is deemed to receive a distribution of his or her entire nonforfeitable interest under the last sentence of subsection (c) shall be deemed to have repaid such distribution on the date he or she again becomes an Eligible Employee.  The restored amount shall be funded out of forfeitures for the Plan Year in which such amounts are to be restored, or, if such forfeitures are not sufficient, out of additional contributions made by the Company.

Section 6.5.  Total and Permanent Disability.  Notwithstanding Section 6.2 or 6.3, if a Participant becomes Totally and Permanently Disabled while employed with the Participating Employers and their Affiliates, then the entire balance of such Participant’s Matching Contributions Account and Retirement Income Contributions Account shall be fully vested and nonforfeitable as of the date of such Total and Permanent Disability.

ARTICLE 7

INSERVICE WITHDRAWALS AND LOANS

Section 7.1.  General Rules.

(a)                                 General.  The provisions of this Article 7 govern the availability of loans and withdrawals while a Participant is employed by a Participating Employer or any Affiliate.  If a Participant who submits a request for a loan or withdrawal terminates employment prior to the issuance of the loan proceed or prior to the distribution, the Participant will be deemed to have withdrawn such request.

(b)                                 Available Amount.  The amount available to the Participant who makes an inservice withdrawal or loan will be based on his or her available vested Account balances (minus any outstanding loan balance) determined as of the Valuation Date on which the withdrawal or loan is processed.  The Policy Committee may prescribe the order of Accounts from which amounts will be withdrawn or loaned, pursuant to rules uniformly prescribed.

(c)                                  Pro Rata Withdrawals or Loans from Investment Funds.  The Policy Committee will subtract each inservice withdrawal or loan pro rata from the Investment Funds in which the Account balances available for the withdrawal or loan are invested.  The Policy Committee will determine the amount to be subtracted from each Investment Fund by multiplying the amount of the withdrawal or loan by the ratio of the amount invested in each Investment Fund to the total aggregate available Account balances.

(d)                                 Application and Payment.  All requests for withdrawals or applications for loans shall specify the amount to be withdrawn or loaned, and shall be made in such form and manner as is prescribed by the Policy Committee pursuant to rules uniformly applied in order to be effective.  The amount withdrawn or loaned will be paid to the Participant in a single payment as promptly as practicable.

(e)                                  Participants Subject to Collective Bargaining.  Notwithstanding anything herein to the contrary, a Participant whose terms and conditions of employment are governed by a collective bargaining agreement shall not be eligible for a loan if the collective bargaining agreement provides that loans shall not be available.  In addition, such a Participant’s Account may be subject to differing in-service withdrawal provisions as set forth in the Appendix applicable to such Participant, and in such event, the provisions of the Appendix shall override any contrary provisions contained in this Article 7.

Section 7.2.  Inservice Withdrawal from After-Tax Account.  Each Participant may withdraw all or part of his or her After-Tax Account balance at any time.  There is no limit on the number of withdrawals available.

Section 7.3.  Inservice Withdrawal After Age 59½.  After a Participant reaches age 59½, he or she may withdraw all or a part of his or her vested Account balances, excluding the Retirement Income Contributions Account balance.  There is no limit on the number of withdrawals available.

Section 7.4.  Inservice Withdrawal After Disability.  At any time after a Participant becomes Totally and Permanently Disabled, he or she may withdraw all or part of his or her vested Account.  There is no limit on the number of withdrawals available.

Section 7.5.  Inservice Withdrawal from Rollover Account.  A Participant may withdraw all or a part of his or her Rollover Account at any time.  There is no limit on the number of withdrawals available.

Section 7.6.  Required Inservice Withdrawal For 5-Percent Owners.  A Participant who is a 5-percent owner of a Participating Employer or an Affiliate must withdraw each year from his or her vested Account balances, beginning  with the year in which he or she reaches age 70½, at least the minimum amount required by Code Section 401(a)(9) to be distributed with respect to such year.  If such a Participant does not elect a withdrawal amount, the Plan will automatically distribute such minimum amount to the Participant no later than the last date for which such distribution may be made under Code Section 401(a)(9).

Section 7.7.  Hardship Withdrawals.  The Policy Committee (or its delegate) may approve a hardship withdrawal request made by a Participant if the Participant demonstrates to the Policy Committee that he or she faces an immediate and heavy financial need that cannot be met from other resources that are reasonably available to the Participant.

(a)                                 Available Amount.  The amount withdrawn may not exceed the amount of any immediate heavy financial need (including actual expenses incurred or to be incurred by the Participant because of his or her hardship), plus (as part of the same withdrawal) the reasonably estimated amount of taxes and penalties he or she must pay on the withdrawal.  In addition, the sum of the Participant’s outstanding loan balance under Section 7.7 (if any), plus the amount of his or her hardship withdrawal, may not exceed his or her total aggregate vested “available account balances” (as defined in subsection (b)) determined as of the hardship withdrawal date.

(b)                                 Available Accounts.  The Participant’s “available account balances” are his or her vested Matching Contribution Account, Dividend Account and Before-Tax Contributions Account, excluding any earnings credit to his or her Before-Tax Contributions Account after January 1, 1989 (including under the Predecessor Plan).  The Participant first must make withdrawals from: (1) the vested portion of his or her Matching Contribution Account, and (2) his or her Dividend Account.  If such amounts are insufficient, then the withdrawal may be taken from the Participant’s Before-Tax Account, but only if: (i) the Participant has first withdrawn or borrowed all amounts available to him or her under this or any other plan of a Participating Employer or Affiliate, (ii) the Participant’s Before-Tax Contributions, if any, are suspended for a period of 6 months following such withdrawal, and (iii) the withdrawal does not exceed the amount of the immediate and heavy financial need (including taxes due on the withdrawal).  The Retirement Income Contribution Account is not an available account balance for hardship withdrawal.  Any suspensions in effect pursuant to clause (ii) under the Predecessor Plan as of the Effective Date shall continue to apply hereunder.

(c)                                  Immediate and Heavy Financial Need.  The Participant may make a hardship withdrawal only if he or she incurs a hardship which creates an immediate and heavy financial need which he or she cannot meet without the withdrawal.  A hardship withdrawal must be necessitated by either:

(1)                                 Medical expenses (within the meaning of Code Section 213(d)) previously incurred by either the Participant, his or her Spouse, children or dependents (within the meaning of Code Section 152), or medical care needed in the future for any such person;

(2)                                 Costs directly related to the purchase of the Participant’s principal residence (excluding mortgage payments);

(3)                                 Payment of tuition, related educational fees, and room and board expenses for up to the next 12 months of post-secondary education for the Participant, his or her Spouse or dependents (within the meaning of Code Section 152 without regard to subsection (b)(1), (b)(2), or (d)(1)(B) thereof);

(4)                                 Payments necessary to prevent the Participant’s eviction from, or foreclosure of the mortgage on, the Participant’s principal residence;

(5)                                 Payments necessary for burial or funeral expenses of the Participant’s deceased parent, Spouse, children, or dependents (as defined in Code Section 152 without regard to Code Section 152(d)(1)(B)); or

(6)                                 Payments necessary for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income).

(d)                                 Withdrawal Necessary to Meet Need.  In order to demonstrate that the need cannot be met from other resources, the Participant may be required to represent in writing that he or she cannot meet his or her hardship from personal savings and/or the resources listed below that are reasonably available to him or her, or that the effect of drawing upon these resources would be to increase his or her existing hardship or to create an additional hardship:

(1)                                 Cessation of Before-Tax Contributions to this Plan and before-tax or after-tax deposits under any qualified or nonqualified plan maintained by a Participating Employer or its Affiliates;

(2)                                 Insurance or other reimbursement for the loss that created the hardship;

(3)                                 Sale of assets at fair market value including assets owned by his or her Spouse and minor children that are reasonably available to him or her; and/or

(4)                                 Withdrawals or nontaxable loans from this or any other plan maintained by the Participating Employer or an Affiliate, or loans from commercial lenders on reasonable terms.

(e)                                  Nondiscrimination.  The determination of the existence of the Participant’s immediate and heavy financial need and the necessity of the withdrawal to meet the need will be made by the Policy Committee in a uniform and nondiscriminatory manner.

(f)                                   Reliance on Participant’s Representations.  The Policy Committee will in good faith rely on the representations made by the Participant in his or her application for the hardship withdrawal and will not be held accountable for any misrepresentation.

Section 7.8.  Loans.  Participants may receive loans from the Plan in accordance with rules prescribed by the Policy Committee in a uniform and nondiscriminatory manner, which are incorporated by reference herein, subject to the following rules.

(a)                                 Application and Eligibility.  The Participant who wishes to make a loan during his or her employment may request the loan, in such form and manner as is specified by the Policy Committee, specifying the amount to be borrowed.  Except as otherwise required under Section 408(b)(1) of ERISA, no Participant may receive a loan after he or she terminates employment, and no beneficiary will be eligible for a loan.

(b)                                 Available Amount.  The Participant may request a loan from the aggregate of his or her vested loanable Account balances (as defined in subsection (e)).  The total principal amount of the Participant’s outstanding loans may not exceed the lesser of (1) 50 percent of his or her aggregate loanable Account balances as of the date the loan is approved, or (2) $50,000, reduced by an amount equal to his or her highest aggregate outstanding loan balance(s) during the twelve months immediately preceding the date of his or her current loan (including any loan balance under the Prior Plan).  The minimum amount of the loan must be $1,000.00.  Only two loans may be outstanding at any time.

(c)                                  Interest.  The loan will bear interest at a reasonable rate established by the Policy Committee in a uniform and nondiscriminatory manner on the basis of rates currently charged by commercial lenders.

(d)                                 Investment of Account Balances.  The Policy Committee will treat each loan as an investment of the Participant’s Account balances and will credit his or her principal and interest payments to the Accounts from which his or her loan proceeds were taken.  Principal and interest payments will be invested according to the Participant’s current election for his or her contributions.

(e)                                  Available Accounts.  Each loan will be made from the Participant’s Accounts as follows: (1) Before-Tax Contributions Account; (2) the vested balance of his or her Matching Contributions Account; and (3) Dividend Account (collectively, the “loanable account balances”).  No other accounts are considered loanable account balances.

(f)                                   Security.  Each loan will be treated as an investment of the Participant’s borrowed Account balances, and must be evidenced by his or her execution of a note in such form and in such manner as is determined by the Policy Committee.  The loan must be secured by the Participant’s pledge of fifty percent (50%) of the balances in his or her Accounts from which his or her loan is made.

(g)                                  Term.  Each loan will be for a term of one, two, three, four or five years as requested by the Participant.  A Participant may prepay his or her loan in full at any time without penalty.

(h)                                 Suspension of Repayments During Military Leave.  Each Participant may elect to suspend his or her loan repayments while he or she is on unpaid military leave.  The five-year maximum repayment period will be extended by the length of the suspension.

(i)                                     Suspension of Repayments During Other Leaves.  In the case of a Participant who is on a leave of absence without pay (or a reduced work schedule such that the Participant earns less, after applicable tax withholding, than the amount necessary to pay a required installment on a loan), the Policy Committee may allow the Participant to suspend payments of the loan for up to one year; provided that such suspension does not operate to extend the maturity date of the loan.  In any case in which repayments have been suspended, upon the Participant’s return to work or the end of the suspension period, as applicable, the Participant’s loan shall be re-amortized over its remaining term unless the Policy Committee authorizes another repayment method that is consistent with applicable law.

(j)                                    Repayment by Payroll Deductions.  So long as the Participant continues to earn Compensation, he or she must make his or her loan repayments by payroll deductions in equal amounts throughout the term of the loan.

(k)                                 Termination of Employment.  Upon a Participant’s termination of employment, the outstanding loan balance (other than with respect to a Participant who qualifies as a party in interest) shall be accelerated to the date of termination and, unless paid in full as of the date of termination, the provisions of subsection (1) shall apply.  Notwithstanding the foregoing, the Policy Committee may permit Participants to continue to pay outstanding loans after termination of employment in accordance with such rules and procedures as are prescribed by the Policy Committee on a uniform and nondiscriminatory basis.

(l)                                     Default.  If a Participant fails to pay his or her loan payments when due (including repayment in full upon termination of employment, where required), he or she shall be given a grace period through the end of the calendar quarter after the calendar quarter in which the default arose to bring the loan current.  If the Participant fails to do so, his or her loan shall be considered in default and a deemed distribution for purposes of Code Section 72(p) shall occur as of the end of the grace period. Notwithstanding the foregoing, a Participant who takes a distribution of the entire vested balance of his or her Account shall have the  portion of his or her Account used to secure the loan distributed to him or her in satisfaction of the loan and shall not be provided a grace period to repay such loan.

(m)                             Fees.  The Trustee may charge loan origination and annual maintenance fees in connection with any loan.  Any such fees shall be deducted directly from the Account of the Participant who incurs such fees.

Section 7.9.  Special Distribution Rules.

(a)                                 Form of Payment.  An in-service withdrawal under this Article 7 will be distributed to the Participant in a single sum cash payment unless the Participant has elected distribution in Common Stock (with cash in lieu of fractional shares).

(b)                                 Vesting Rules for In-Service Withdrawals.  If a Participant receives an in-service withdrawal under this Article 7 with respect to the Participant’s Matching Contributions Account or Retirement Income Contributions Account at a time when the Participant is partially but not fully vested in such Account, separate subaccounts shall be maintained for (i) the portion of the Participant’s account attributable to Matching Contributions and/or Retirement Income Contributions made prior to the withdrawal, and earnings thereon, and (ii) the portion of the Participant’s account attributable to Matching Contributions and/or Retirement Income Contributions made after the distribution, and earnings thereon.  The Participant’s vested interest in the portion of the account made prior to the withdrawal shall be determined consistent with Section 6.4(e).

ARTICLE 8

POST-EMPLOYMENT DISTRIBUTIONS

Section 8.1.  Payment Events.  A Participant who incurs a severance from employment from the Participating Employers and their Affiliates for any reason, or the beneficiary of a deceased Participant, will be eligible for a distribution of his or her aggregate vested Account balances, subject to the provisions of this Article 8.  Except as provided in Section 8.3(a), the Participant or beneficiary must apply for payment in such form and manner as is prescribed by the Policy Committee, and the payment will be made as soon as practicable after a proper application for a distribution is received and processed.  If a Participant’s status changes from an Employee to a Leased Employee, the Participant shall not be considered to have a severance from employment until the Participant ceases to be a Leased Employee.

Section 8.2.  Amount of Payment.  The Participant or beneficiary will receive the amount of the vested Account balances to be distributed (minus any outstanding loan balance which is not repaid by the earlier of the end of the grace period or the date of distribution) determined as of the last Valuation Date preceding the payment date.

Section 8.3.  Form and Timing of Payment.  Except as provided in subsection (c) or (d), the lump sum is the only form of payment available under the Plan.

(a)                                 Balance Not Over $1,000.  The Policy Committee will direct the Trustee to make a lump sum payment (not later than the last day of the Plan Year following the year in which the Participant’s severance from employment occurs) to any Participant whose aggregate vested Account balances do not exceed $1,000 as of the date of distribution, and the Participant may not defer the lump sum payment; provided that the Participant may elect a direct rollover of any payment in excess of $200 under Section 8.6.

(b)                                 Balance Over $1,000.  If the Participant’s aggregate vested Account balances are greater than $1,000 at the date of distribution, he or she may either apply for an immediate lump sum payment or may defer payment of his or her aggregate Account balances until a date no later than the later of (1) the April 1 following the calendar year in which the Participant attains age 70½ or (2) for any Participant other than a 5% owner within the meaning of Code Section 416(i), the April 1 following the calendar year in which the Participant incurs a severance from employment (the “required distribution date”).  No distribution shall be made prior to the required distribution date until a Participant makes application for benefits in such form and manner as is prescribed by the Policy Committee.  Notwithstanding the foregoing, if a Participant fails to request a distribution as of the required distribution date, the Participant’s vested Account balance will be “cashed out” as of such date without Participant consent or application if the Participant can be located, or the Participant’s Account will be forfeited under Section 13.7 if the Participant cannot be located.

(c)                                  Optional Forms.

(1)                                 Partial Distributions:  Except as provided in subsection (a), the Participant may elect to receive a partial distribution of his or her vested

Account in any specific dollar amount that the Participant elects, at any time and in any frequency.  All requests for partial distributions shall specify the amount to be distributed, and shall be made in such form and manner as is prescribed by the Policy Committee, pursuant to rules uniformly applied, in order to be effective.  The amount requested will be paid to the Participant in a single payment as promptly as practicable.  The Policy Committee may prescribe rules for the order of Accounts from which partial distributions shall be taken, pursuant to rules uniformly prescribed.  Each partial distribution will be subtracted pro rata from the Investment Funds in which the Participant’s vested Account balances are invested.  A Participant who elects to receive a partial distribution may elect, at any time, to receive the remaining vested balance of his or her Account in a lump sum pursuant to subsection (b) or, with respect to the remaining portion of an Account balance derived from a Prior Plan, one of the forms of payment for Prior Plan accounts pursuant to this subsection (c).

(2)                                 Preserved Forms for Prior Plan Accounts:  Notwithstanding anything herein to the contrary, with respect to the portion of any Account balance derived from a Prior Plan that provided for a different form or time for distributions, then, to the extent required by the Code or ERISA, such portion of the Participant’s Account balance shall be available in the form, at the time, and in the manner specified under such Prior Plan.  This provision shall cease to apply with respect to distributions initiated on the 91st day (or such later date as the Policy Committee may prescribe) following the date notice of the elimination of these optional forms of distribution in accordance with Treasury Regulations under Code Section 411.  Certain preserved forms of payment with respect to Prior Plan accounts are included on Appendix C.

(d)                                 Minimum Required Distributions.  A Participant described in subsection (b) who is required to begin receiving distributions from his or her Account pursuant to Code Section 401(a)(9) for a Plan Year may elect, in lieu of a lump sum distribution, to receive an annual payment equal to at least the minimum amount required to be distributed pursuant to Code Section 401(a)(9).  Such a Participant may elect, at any time, to receive the remaining vested balance of his or her Account in a lump sum.

(e)                                  Lump Sum Distribution.  A lump sum distribution shall consist of:

(1)                                 Investment Funds:  For the portion of the Participant’s Account that on the Valuation Date immediately preceding the distribution is invested in Investment Funds other than the Common Stock Fund, a cash distribution equal to the Current Market Value (as of the Valuation Date immediately preceding the distribution) of the Participant’s vested interest in his or her Account.

(2)                                 Common Stock Fund:  For the portion of the Participant’s Account that on the Valuation Date immediately preceding the distribution is invested in the Common Stock Fund, full shares of Common Stock attributable to the Participant’s vested interest in the Common Stock Fund, together with cash equal to the Current Market Value (determined as of the Valuation Date immediately preceding the distribution date) of any units under the Common Stock Fund whose value equates to a fractional share of Common Stock; provided that the Participant may elect to receive a cash distribution equal to the Current Market Value (determined as of the Valuation Date immediately preceding the distribution date) of all units under the Common Stock Fund that are credited to the Participant’s Account.

(f)                                   Distribution in Common Stock.  A Participant, upon or following severance from employment, may have all or any part of his or her vested Account distributed in the form of Common Stock (except that cash will be distributed in lieu of any fractional share).  In addition to the rights granted to the Participant under Section 5.3 to direct the investment of reinvestment of his or her Account during employment, but subject to the restrictions imposed by Section 5.5 the Participant who desires a distribution in Common Stock may, at any time following severance from employment and prior to requesting distribution of his or her Account, allocate the desired portion of the Account to the Common Stock Fund (for which Common Stock is an available form of distribution in accordance with subsection (e)(2) above).

Section 8.4.  Designation of Beneficiaries; Payment After Death.

(a)                                 Procedure.  The primary beneficiary of a Participant who is married on the date his or her death shall be the Participant’s surviving Spouse, unless the Participant previously designated another beneficiary with the written consent of such Spouse; provided that spousal consent will not be required if the Participant provides the Policy Committee with a valid decree of abandonment or legal separation, or with satisfactory evidence that he or she cannot obtain consent because he or she has been unable to locate his or her Spouse after reasonable effort.  A married Participant may name one or more contingent beneficiaries to receive any vested Account balances in the event his or her Spouse does not survive him or her, and will not need his or her Spouse’s consent.

The unmarried Participant, and the married Participant who has his or her Spouse’s written consent, may name one or more beneficiaries.  If the Participant names multiple beneficiaries, he or she must indicate the percentage payable to each.  Beneficiaries can be individuals, religious organizations, educational organizations, charitable organizations, trusts, or the Participant’s estate.

To be effective, each designation must be made in writing on a form provided by the Policy Committee and must be signed and filed with the Policy Committee before the Participant’s death, and if spousal consent is required, the election (1) must be signed by the Participant’s Spouse; (2) the Spouse’s consent must acknowledge the effect of the election and that he/she cannot later revoke the waiver; (3) the Spouse’s consent must either specifically approve each named beneficiary, or must permit the Participant to name any beneficiary; and (4)

the Spouse’s consent must be witnessed by a notary public.  If the Spouse is incompetent, the Spouse’s legal guardian may give consent, even if the guardian is the Participant.

If a married Participant designates his or her Spouse as a primary or contingent beneficiary and the Participant and his or her Spouse subsequently divorce or legally separate, the following rule shall apply:

(1)                                 If the Policy Committee (including under the Predecessor Plan) received notice of the Participant’s divorce or legal separation from such Spouse prior to January 1, 2011, such designation (to the extent applicable to such Spouse) will be automatically null and void as of the date the receipt of such notice and such Spouse’s interest shall be divided among the remaining primary or contingent beneficiaries pro rata according to their respective portions, or shall be payable according to the default rules described below, unless otherwise required by the terms of a qualified domestic relations order or the Participant redesignates his or her former Spouse as a beneficiary after the date of divorce or legal separation.

(2)                                 Notice to the Policy Committee of the Participant’s divorce or legal separation on or after January 1, 2011 shall not affect the Participant’s designation of his or her former Spouse as a primary or contingent beneficiary unless or until the Participant revokes the designation in accordance with this Section 8.4.

If the Participant’s designated beneficiary(ies) fails to survive the Participant, the Participant’s beneficiary shall be the Participant’s Spouse, or if none, the Participant’s estate.

The beneficiary designations in effect under the Prior Plan immediately prior to the Effective Date shall automatically apply herewith from and after the Effective Date.

(b)                                 Rights of Beneficiary.  Except as provided in subsection (c), upon the Participant’s death, his or her vested Account balances will be paid in a lump sum to his or her beneficiary(ies), as soon as practicable after the Policy Committee receives proof, satisfactory to the Policy Committee, of the Participant’s death and application for a distribution from the beneficiary.  Notwithstanding the foregoing, the remaining balance of a Participant’s vested Accounts to which a beneficiary is entitled shall be distributed to such beneficiary by December 31 of the calendar year in which occurs the 5th anniversary of the Participant’s death, or if the beneficiary cannot be located, shall be forfeited as provided in Section 13.7.  If the Participant’s surviving Spouse or other primary beneficiary dies before the lump sum Account balances are paid to him or her, the balances will be paid in a lump sum to the Participant’s surviving contingent beneficiary(ies), if any.  If the contingent beneficiary(ies) dies before the lump sum Account balances are paid to him or her, the vested Account balances will be paid to the Participant’s estate.  No primary beneficiary will have any right to the Participant’s Account balances unless he or she survives the Participant and survives to the payment date, and no contingent beneficiary will have any right unless he or she survives both the Participant and the primary beneficiary(s) and survives to the payment date.  No beneficiary will have any right to designate a beneficiary.

(c)                                  Optional Form for Spouse.  The surviving Spouse of a deceased Participant may elect to defer distribution of the Participant’s vested accounts until the later of (i) the December 31 of the year in which the Participant would have attained age 70½ or (ii) the December 31 of the year following the year in which the Participant dies.  The surviving Spouse of a deceased Participant may also elect, in lieu of a lump sum distribution, to receive an annual death benefit payment equal to at least the minimum amount required to be distributed pursuant to Code Section 401(a)(9).  Such surviving Spouse may elect, at any time, to receive the remaining vested balance of the deceased Participant’s Account in a lump sum.

(d)                                 Payment to Minor or Incompetent Beneficiaries.  In the event the deceased Participant’s beneficiary is a minor, or is legally incompetent, the Policy Committee will make payment to the court-appointed guardian or representative of such beneficiary, or to a trust established for the benefit of such beneficiary, as applicable.

(e)                                  Judicial Determination.  In the event the Policy Committee considers it appropriate for any reason not to direct the payment of a deceased Participant’s Account balances as specified in this Section, the Policy Committee may have a court of applicable jurisdiction determine to whom payments should be made, in which event all expenses incurred in obtaining the determination may be charged against the payee.

Section 8.5.  Required Distributions.  Unless the Participant elects to or is deemed to have elected to defer payment to a later date, the payment of benefits under the Plan to a Participant must be made not later than the 60th day after the latest of the close of the Plan Year in which:

(a)                                 The Participant attains Normal Retirement Age;

(b)                                 The Participant incurs a severance from employment from the Participating Employer and its Affiliates; or

(c)                                  The 10th anniversary of the year in which the Participant commenced participation in the Plan occurs.

Notwithstanding the foregoing, a Participant who fails to affirmatively elect a deferral will be deemed to have elected to defer payment until the earlier of (x) the date as of which the Participant requests a distribution, or (y) the required distribution date under Sections 8.3(b) and 8.7.

Section 8.6.  Direct Rollover.

(a)                                 Participant Right to Rollover.  A Participant who receives an eligible rollover distribution may instruct the Trustee to roll over all or part of his or her payment to another qualified retirement plan, individual retirement account or annuity (IRA), Roth IRA as described in section 408A of the Code, annuity contract described in section 403(b) of the Code, or eligible government deferred compensation plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this plan.

(b)                                 Other Permissible Payees.  A surviving Spouse, or spousal alternate payee under a qualified domestic relations order, who receives an eligible rollover distribution shall have the same right to instruct the Policy Committee to roll over all or part of the payment as a Participant under subsection (a).  In addition, a designated beneficiary of the Participant who is neither (a) the Participant’s surviving spouse, nor (b) a spousal alternate payee under a qualified domestic relations order, who receives an eligible rollover distribution may also instruct the Policy Committee to roll over all or part of the payment to an individual retirement account or individual retirement annuity.

(c)                                  Election of Rollover.  The payee who directs the rollover must timely provide in writing all information required to effect the rollover as determined by the Policy Committee. The Policy Committee will provide timely notice of the right to make a direct rollover.

(d)                                 Eligible Rollover Distribution.  An eligible rollover distribution means a distribution other than (i) a form of payment that yields substantially equal periodic payments over a lifetime, life expectancy, or period of at least 10 years, (ii) payments of less than $200, (iii) payments required under Code Section 401(a)(9), and (iv) hardship distributions.  A distribution of After-Tax Contributions shall be considered an eligible rollover distribution but such portion may be transferred only to an individual retirement account or annuity described in Code Section 408(a) or (b), a qualified plan described in Code Section 401(a) or 403(a), or an annuity contract described in section 403(b) of the Code, in each case that agrees to separately account for amounts so transferred.

Section 8.7.  Required Minimum Distribution Rules.

(a)                                 General.  The provisions of this Section will apply for purposes of determining required minimum distributions and will take precedence over any inconsistent provisions of the Plan.  This Section shall not be interpreted to provide any additional options to the recipient with respect to the form or timing of payment beyond the other provisions of the Plan, except as necessary to comply with the minimum requirements.  All Plan distributions will be determined and made in accordance with the Treasury regulations under Code Section 401(a)(9).  Notwithstanding the other provisions of this Section, distributions may be made under a designation made before January 1, 1984, in accordance with section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the Plan provisions that relate to section 242(b)(2) of TEFRA.

(b)                                 Definitions.

(1)                                 Designated Beneficiary.  The designated beneficiary for purposes of this Section is the individual who is the Beneficiary and is the designated beneficiary under Code Section 401(a)(9) and Section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

(2)                                 Distribution Calendar Year.  A distribution calendar year is a calendar year for which a minimum distribution is required.  For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s required beginning date.  For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under subsection (c).  The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s required beginning date.  The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s required beginning date occurs, will be made on or before December 31 of that distribution calendar year.

(3)                                 Life Expectancy.  Life expectancy means the value computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury regulations.

(4)                                 Participant’s Account Balance.  The Participant’s account balance is the account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (the “valuation calendar year”) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date.  The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

(5)                                 Required Beginning Date.  The April 1 following the calendar year in which a Participant attains age 70½ or incurs a severance from employment, whichever is later; provided that for a Participant who is a 5% owner of the Employer, the required beginning date is the April 1 following the calendar year in which the Participant attains age 70½, even if still employed.

(c)                                  Time and Manner of Distribution.  The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s required beginning date.  If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(1)                                 If the Participant’s surviving Spouse is the Participant’s sole designated beneficiary, then distributions to the surviving Spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age seventy and one-half (70 ½), if later.

(2)                                 If the Participant’s surviving Spouse is not the Participant’s sole designated beneficiary, then distributions to each designated beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died or the Participant’s entire interest will be distributed to the designated beneficiary by December 31 of  the calendar year containing the fifth anniversary of the Participant’s death.

(3)                                 If there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(4)                                 If the Participant’s surviving Spouse is the Participant’s sole designated beneficiary and the surviving Spouse dies after the Participant but before distributions to the surviving Spouse begin, subparagraphs (2) and (3) will apply as if the surviving Spouse were the Participant.

Unless subparagraph (4) applies, distributions are considered to begin on the Participant’s required beginning date.  If subparagraph (4) applies, distributions are considered to begin on the date distributions are required to begin to the surviving Spouse under subparagraph (1).  If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s required beginning date (or to the Participant’s surviving Spouse before the date distributions are required to begin to the surviving Spouse under subparagraph (1)), the date distributions are considered to begin is the date distributions actually commence.

(d)                                 Forms of Distribution.  Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with the rules regarding required minimum distributions during the Participant’s lifetime and after the Participant’s death, as applicable.  If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9) and the Treasury regulations.

(e)                                  Required Minimum Distributions During Participant’s Lifetime.  During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(1)                                 the quotient obtained by dividing the Participant’s account balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(2)                                 if the Participant’s sole designated beneficiary for the distribution calendar year is the Participant’s Spouse, the quotient obtained by dividing the Participant’s account balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and Spouse’s attained ages as of the Participant’s and Spouse’s birthdays in the distribution calendar year.

Required minimum distributions will be determined beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death

(f)                                   Required Minimum Distributions After Participant’s Death.  If the Participant dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated beneficiary, determined as follows:

(1)                                 The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2)                                 If the Participant’s surviving Spouse is the Participant’s sole designated beneficiary, the remaining life expectancy of the surviving Spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving Spouse’s age as of the Spouse’s birthday in that year.  For distribution calendar years after the year of the surviving Spouse’s death, the remaining life expectancy of the surviving Spouse is calculated using the age of the surviving Spouse as of the Spouse’s birthday in the calendar year of the Spouse’s death, reduced by one for each subsequent calendar year.

(3)                                 If the Participant’s surviving Spouse is not the Participant’s sole designated beneficiary, the designated beneficiary’s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

If the Participant dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.  If the Participant dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the remaining life expectancy of the Participant’s designated beneficiary, determined as provided in subparagraph (1).  If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.  If the Participant dies before the date distributions begin, the Participant’s surviving Spouse is the Participant’s sole designated beneficiary, and the surviving Spouse dies before distributions are required to begin to the surviving Spouse, this subsection will apply as if the surviving Spouse were the Participant.

ARTICLE 9

AMENDMENTS AND TERMINATION

Section 9.1.  Amendments and Termination.

(a)                                 General.  While it is intended that the Plan shall continue in effect indefinitely, the Board or Policy Committee may from time to time modify, alter or amend the Plan or the Trust, and the Board may at any time order the temporary suspension or complete discontinuance of Matching Contributions and Retirement Income Contributions or may terminate the Plan; provided that in the event of termination of the Plan or complete discontinuance of Matching Contributions and Retirement Income Contributions hereunder, all rights and interests of Participants not theretofore vested shall become vested as of the date of such termination or discontinuance.  In addition, upon a partial termination of the Plan pursuant to Code Section 411, the Matching Contributions Accounts and Retirement Income Contributions Accounts of Participants affected by the partial termination shall become vested.  With respect to any group of Participants whose participation hereunder is the subject of collective bargaining (if any), any amendment to the collective bargaining agreement covering such Participants shall automatically be considered an amendment hereto on the date set forth in the collective bargaining agreement without necessity of action by the Policy Committee or the Board.

(b)                                 Termination by Participating Employer.  If any individual Participating Employer terminates its participation in the Plan or orders the complete discontinuance of its employer contributions, all Participants who are employees (or who were employees and have not forfeited any part of their Matching Contributions Account or Retirement Income Contributions as of the effective date of such termination or complete discontinuance) of such Participating Employer shall become vested in their Accounts as of the date of such termination or complete discontinuance.  In the event that such termination or discontinuance occurs in connection with the sale of substantially all of the Participating Employer’s assets and business, the Participating Employer may, in its discretion, elect to make contributions for the Plan Year in which such event occurs on behalf of all Participants who separate from service in connection with such sale, and such contributions shall be allocated to the Accounts of such Participants notwithstanding Section 3.2.

(c)                                  Amendments Required or Permitted by Law.  Nothing herein shall be construed to prevent any modification, alteration or amendment of the Plan or of the Trust which is required in order to comply with the provision of any law or regulation relating to the establishment or maintenance of this Plan and Trust, including but not limited to the establishment and maintenance of the Plan or Trust as a qualified employee plan or trust under the Code, or which is permitted by applicable law, even though such modification, alteration, or amendment is made retroactively or adversely affects the rights or interests of a Participant under the Plan.

ARTICLE 10

PLAN ADMINISTRATION

Section 10.1.  Employee Benefits Policy Committee.  There shall be an Employee Benefits Policy Committee consisting of not less than 3 persons appointed by and serving at the pleasure of the President of the Company (through the Spin Date) or the Chief Executive Officer of Adient plc (from and after the Spin Date).  Members of the Policy Committee may, but need not, be officers, employees or directors of a Participating Employer.  Members of the Policy Committee may resign by providing written notice of resignation to the President or Chief Executive Officer, as applicable.  A Policy Committee member shall be deemed to have resigned on the date of his or her termination of employment from the Participating Employers and their Affiliates.

The Policy Committee shall be the “administrator” of the Plan for all purposes of ERISA and the “named fiduciary” required under ERISA, and to the extent such responsibility is not specifically allocated otherwise hereunder, shall have the exclusive responsibility and discretionary authority for the administration and operation of the Plan and shall have the power to take any action necessary or appropriate to carry out such responsibilities.  In addition to the specific duties and authority described herein, the Policy Committee’s discretionary authority shall include, but not be limited to, the following:

(a)                                 to prescribe and require the use of appropriate forms;

(b)                                 to formulate and issue rules and regulations;

(c)                                  to prepare and file reports, notices and any other documents relating to the Plan which may be required by law;

(d)                                 to interpret and apply the provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, Plan language);

(e)                                  to make factual findings with respect to any issue arising under the Plan;

(f)                                   to determine the rights and status under the Plan of Participants, Beneficiaries and other persons; and

(g)                                  to decide disputes arising under the Plan and to make determinations and findings (including factual findings) with respect to the benefits payable thereunder and the persons entitled thereto as may be required for Plan purposes.

In furtherance thereof, but without limiting the foregoing, the Policy Committee is hereby granted the following specific authorities, which it shall discharge in its sole and absolute discretion to:  (1) resolve all questions (including factual questions) arising under the Plan as to any individual’s entitlement to become a Participant; (2) determine the amount of benefits, if any, payable with respect to any person under the Plan (including, to the extent necessary, making any factual findings with respect thereto); and (3) conduct the claims and review procedures set forth herein.  All determinations or interpretations of the Policy Committee shall be final and binding on all parties unless determined to be arbitrary and capricious by a court of appropriate jurisdiction.

Section 10.2.  Employee Benefits Investment Committee.  There shall be an Investment Committee consisting of not less than 3 persons appointed by and serving at the pleasure of the Board of Directors of JCI (through the Spin Date) and the Board of Directors of Adient plc (from and after the Spin Date).  Members of the Investment Committee shall be officers, employees and/or directors of a Participating Employer.

The duties and authority of the Investment Committee shall be as follows:

(a)                                 to direct the establishment of Investment Funds and determine the investment characteristics and establish general investment guidelines for such Investment Funds, and to add to or change the number and nature of the Investment Funds from time to time; and

(b)                                 to periodically review the performance of the Trustee and each Investment Fund, and report to the Board with respect to such performance.

The Investment Committee is granted full discretionary authority and control regarding the matters assigned to it.  All determinations or interpretations or other actions of the Investment Committee with respect to the matters assigned to it shall be final and binding on all parties unless determined to be arbitrary and capricious by a court of appropriate jurisdiction.

Section 10.3.  Organization and Procedure.  Each committee shall have a chairman, a secretary, and such other officers as may be deemed appropriate.  Action on any matter shall be taken on the vote of at least a majority of all members of the committee at any meeting or upon unanimous written consent of all members without a meeting.  Minutes of meetings shall be kept and all major actions of the committees shall be recorded in such minutes or other appropriate written form.  The committees may adopt such bylaws, procedures and operating rules as they may deem appropriate.  Notwithstanding the foregoing, if a committee has less than 3 members as a result of the resignation of a member, the committee shall nonetheless be permitted to administer the Plan as provided herein pending appointment of a new member.

Section 10.4.  Delegation of Authority and Responsibility.

(a)                                 Delegation to Member.  Each committee may delegate to any one or more of its members the authority to execute documents on behalf of such committee and to represent such committee in any matters or dealings involving such committee.  Any such delegation of authority shall be set forth in writing.

(b)                                 Delegation to Employees.  The committees may delegate certain of their powers to a person employed by a Participating Employer or Affiliate under such terms and conditions as may be specified by the committee.  Any such delegation of the powers shall be set forth in writing.

(c)                                  Reservation of Authority.  Employees of a Participating Employer or Affiliate who are not members of any committee or persons to whom powers are delegated under (b) above may perform such duties and functions relating to the Plan as a committee shall direct and supervise.  It is expressly provided, however, that the committees shall retain full and exclusive authority and responsibility for and respecting any such activities by other employees, and nothing contained in this Section 10.4 shall be construed to confer upon any such employee any discretionary authority or control respecting the administration or operation of the Plan.

Section 10.5.  Use of Professional Services.  Any committee may obtain the services of such attorneys, actuaries, accountants or other persons they deem appropriate, any of whom may be the same persons who are providing services to a Participating Employer or Affiliate.  In any case in which a committee utilizes such services, it shall retain exclusive discretionary authority and control respecting the administration and operation of the Plan.

Section 10.6.  Fees and Expenses.  Committee members who are employees of a Participating Employer or Affiliate shall serve without compensation from the Plan but shall be reimbursed for all reasonable expenses incurred in their capacity as committee members.  No employee members of any committee or persons performing services pursuant to Section 10.5 shall receive greater than reasonable compensation for their services and expenses.  All compensation for services and expenses shall be paid from the Trust unless the Participating Employers, in their sole discretion, elect to pay them.

Section 10.7.  Claims Procedure.

(a)                                 Initial Claim.  Any Participant or beneficiary under this Plan who (i) believes he or she is entitled to benefits under the Plan in an amount greater than he or she is receiving, or (ii) desires to clarify his or her rights under the Plan, may file, or have his or her duly authorized representative file, a claim with the Policy Committee under this Section.  Any such claim shall be filed in writing stating the nature of the claim, and the facts supporting the claim, the amount claimed (if relevant) and the name and address of the claimant.  In order to be considered, claims must be filed within 180 days of the date the individual first became aware (or exercising reasonable diligence, should have become aware) of the issue that is the basis for the claim.  The Policy Committee shall designate one or more persons (who may or may not be members of the Policy Committee) to consider the claim and answer it in writing stating whether the claim is granted or denied.  A determination of the claim shall be made within 90 days of receipt, provided that if, due to circumstances beyond the control of the claim reviewer, an extension of time is needed to consider the claim, the claim reviewer shall have up to 180 days to consider the claim if the claim reviewer provides written notice of the extension, the reasons therefor and the expected date of determination to the claimant prior to the end of the original 90-day period.  Notwithstanding the foregoing, for disability benefit claims where the Participant is not covered under a long-term disability plan of a Participating Employer, the determination shall be made within 45 days after the Policy Committee’s receipt of the claim; provided that if, due to circumstances beyond the control of the claim reviewer, an extension of time is necessary to consider the claim, the claim reviewer shall have an additional 30 days to consider the claim if the claim reviewer provides written notice of the extension to the claimant before the end of the initial 45-day period; and further provided that if, due to circumstances beyond the control of the claim reviewer, a further extension of time is necessary to consider the claim, the claim reviewer shall have a second 30 day extension if the claim reviewer provides written notice to the claimant before the end of the first 30-day extension.  In the case of any extension outlined in the preceding sentence, the notice of extension shall include (1) an explanation for the circumstances requiring the extension, (2) the date by which the reviewer expects to render a decision, (3) an explanation of the standards upon which the entitlement to benefits is based, (4) the unresolved issues preventing a decision on the claim, and (5) the additional information needed to resolve those issues (the claimant shall be afforded at least 45 days within which to provide the specified information, during which time, the period for making the benefit determination will be tolled.)  If the claim is denied in whole or in part, the claimant shall be furnished with a written notice of such denial containing:  (1) the specific reasons for the denial; (2) specific references to the Plan provisions on which the denial is based; (3) a description of any additional material or information which it is necessary for the claimant to submit and an explanation of why such material or information is necessary; and (4) an explanation of the Plan’s appeal procedure, including the claimant’s right to bring a civil suit under ERISA Section 502(a) following an adverse determination upon review.

(b)                                 Appeals.  If a claimant wishes to appeal the denial of his or her claim, the claimant or his or her duly authorized representative shall file a written notice of appeal to the Policy Committee within 60 days (180 days for disability benefit claims where the Participant is not covered under a long-term disability plan of a Participating Employer) of receipt of the notice of claim denial.  The claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the claimant’s appeal.  In order that the Policy Committee may expeditiously decide such appeal, the written notice of appeal should contain (1) a statement of the ground(s) for the appeal, (2) a specific reference to the Plan provisions on which the appeal is based, (3) a statement of the arguments and authority (if any) supporting each ground for appeal, and (4) any other pertinent documents or comments which the appellant desires to submit in support of his or her appeal.  The Policy Committee shall decide the claimant’s appeal within 60 days of receipt of the appeal; provided that, if due to circumstances beyond the Policy Committee’s control, an extension of time is necessary in order to review the appeal, the Policy Committee shall have up to 120 days to consider the appeal of the Policy Committee provides written notice of the extension, the reason therefore and the expected date of determination to the claimant prior to end of the original 60-day period.  Notwithstanding the foregoing, for disability benefit claims (where the Participant is not covered under a long-term disability plan of a Participating Employer) the appellant’s appeal shall be decided within 45 days of the receipt of the appeal; provided that, if due to circumstances beyond the Policy Committee’s control, an extension of time is necessary in order to review the appeal, the Policy Committee shall have an additional 45 days to consider the appeal if the Policy Committee provides, prior to the termination of the initial 45 days, written notice to the claimant of such extension, the reason therefor, and the expected date of determination.  Furthermore, the Policy Committee shall adhere to the following guidelines when deciding appeals of disability benefit claims (where the Participant is not covered under a long-term disability plan of a Participating Employer): (1) the Policy Committee shall not afford deference to the initial adverse benefit determination, (2) if the initial adverse benefit determination was based in whole or in part on a medical judgment, the Policy Committee shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment, (3) the Policy Committee shall provide for the identification of the medical or vocational experts whose advice was obtained in connection with the adverse benefit determination, regardless of whether such advice was relied upon, and (4) any health care professional consulted for the appeal shall not be the same health care professional consulted in the initial determination nor the subordinate of such individual.  If the appeal is denied in whole or in part, the Policy Committee shall provide the claimant with written notice of the denial which shall contain: the reasons for the decision and reference to the Plan provisions on which the decision is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim; and a statement of the claimant’s right to bring a civil action under ERISA section 502(a) or proceed to the voluntary final level of appeal described in subsection 10.07(c).  If the claimant fails to receive a written notice before the end of the applicable period, the claim shall be deemed denied upon review.

(c)                                  Optional Level of Appeal.  If a claimant’s claim for benefits is denied in whole or part upon first appeal under subsection 10.07(b), such claimant or his duly authorized representative, may request a final review, upon written application to the Policy Committee within sixty (60) days of receiving a notice of denial under subsection (b).  After receiving a request for review of a determination on the first appeal, the Policy Committee shall respond within the same time periods and in a manner that would satisfy the requirements for a first appeal as set forth above.  If the appeal is denied, the Policy Committee shall provide the appellant with written notice of the denial which shall contain:  (i) the reasons for the decision and reference to the Plan provisions on which the decision is based; (ii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim; and (iii) a statement of the claimant’s right to bring a civil action under ERISA section 502(a).  If a claimant fails to receive a written notice before the end of the applicable period, the claim shall be deemed denied upon review.

(d)                                 Limitation on Actions.  No claimant may commence a legal action or proceeding for benefits until after the claims and appeals procedures of subsections (a) and (b) above have been exhausted and in no event after the earlier of (i) 180 days after the claimant receives, or is deemed to receive, notice of a denial of his or her claim upon review under subsection (b), or (ii) the expiration of the applicable statute of limitations period under applicable federal law; provided that, the 180-day period shall be tolled during the period the appeal described in subsection (c) above is under review.

Section 10.8.  Communications.  All requests, claims, appeals, elections and other communications to the Policy Committee shall be in writing and shall be made by transmitting the same via the U.S. Mail, certified, return receipt requested, addressed to the Employee Benefits Policy Committee at the address set forth in the Plan’s summary plan description.

Section 10.9.  Plan Records.  The Policy Committee shall retain  and rely upon  the accuracy of Plan records based upon the information provided by the Participant (or Beneficiary).  Information contained in Plan records shall be corrected by the Participant (or Beneficiary) in writing to the Policy Committee within the timeframe established by the Policy Committee.

ARTICLE 11

TRUSTEE AND TRUST AGREEMENT

Section 11.1.  Appointment and Removal.

(a)                                 Appointment.  The Company shall enter into a trust agreement or trust agreements with one or more persons or corporations selected by the Board to act as Trustee of the Trust.  The Trustee shall receive all contributions and shall hold, manage, administer and invest the same, reinvest any income, and make distributions in accordance with the provisions of the trust agreement.  The trust agreement shall be in such form and contain such provisions as the Board may deem necessary and appropriate to effectuate the purposes of the Plan and to qualify the Plan and Trust under the Code.

(b)                                 Removal or Resignation.  The Board may, from time to time, remove the Trustee or any successor Trustee at any time and any such Trustee or any successor Trustee may resign and, the Board shall, upon removal or resignation of a Trustee, appoint a successor Trustee.  In any such case, the Board shall give due consideration to the reports and recommendations of the Investment Committee.

Section 11.2.  Fees and Expenses.  The Trustee’s fee, and other fees and expenses, shall be paid by the Trustee out of the Trust, unless the Company elects to pay them.  Brokerage fees and other direct investment costs, if paid out of the Trust, shall be charged to the fund of the Trust to which such fees and costs are attributable. Administrative expenses and other fees attributable to a Participant’s Account may be charged to such Account as the Company may determine.

Section 11.3.  Exclusive Benefit.  All property and funds of the Trust including income from investments and from all other sources, shall be managed solely in the interest of Participants and their beneficiaries and for the exclusive purpose of:

(a)                                 providing benefits to Participants and beneficiaries; and

(b)                                 defraying the reasonable expenses of administering the Plan.

Section 11.4.  Acquisition of Stock by Trustee.  Shares of Common Stock to be held by the Trust shall be acquired by the Trustee either (a) in the open market, (b) from private sources, which may include employees or former employees of a Participating Employer, (c) as part of the Participating Employer’s Contribution pursuant to Article 3, (d) by the exercise of rights as hereinafter provided, or (e) in such other manner as the Trustee may from time to time determine, including an acquisition from a Participating Employer with the proceeds of an “exempt loan.”

ARTICLE 12

COMMON STOCK AND THE COMMON STOCK FUND

Section 12.1.  Stock Rights, Stock Splits and Stock Dividends.  A Participant shall have no right of request, direction or demand upon the Investment Committee or the Trustee to exercise rights to purchase shares of Common Stock or other securities of JCI (through the Spin Date) and Adient plc (from and after the Spin Date) (for purposes hereof, JCI, Inc., including for periods after the Spin Date, and Adient plc shall be referred to as the “Issuer”).  The Trustee may exercise or sell any rights to purchase shares of Common Stock held by the Trustee under the Trust, and the Accounts of Participants shall be appropriately credited.  Shares of Common Stock received by the Trustee by reason of a stock split or a stock dividend shall be allocated to the appropriate Accounts of the Participants.

Section 12.2.  Voting of Common Stock.

(a)                                 General.  Notwithstanding any other provision of this Plan, the provisions of this Section shall govern the voting of Common Stock held in the Trust Fund.

(b)                                 Notice.  When an Issuer files preliminary proxy solicitation materials with the Securities and Exchange Commission, the Policy Committee shall send a copy of all such materials to the Trustee.  Based on these materials, the Trustee shall prepare a voting instruction form.  At the time of mailing of notice of each annual or special meeting of the stockholders of the Issuer, the Policy Committee shall cause a copy of the notice and all proxy solicitation materials to be sent to each Participant with an interest in the Common Stock held in the Trust, together with the foregoing voting instruction form to be returned to the Trustee or its designee.  The form shall show the proportional interest, in the number of full and fractional shares, of Common Stock credited to the Participant’s Accounts invested in the Common Stock Fund.  The Policy Committee shall provide the Trustee with a copy of any materials provided to the Participants and shall certify to the Trustee that the materials have been mailed or otherwise sent to Participants.

(c)                                  Participant Direction.  Each Participant with an interest in the Common Stock Fund shall have the right, acting in the capacity of a named fiduciary within the meaning of ERISA Section 402, to direct the Trustee as to the manner in which the Trustee is to vote (including, to not vote) that number of shares of Common Stock reflecting such Participant’s proportional interest in the Common Stock Fund (both vested and unvested), plus such Participant’s proportional interest in the shares of Common Stock held in the Common Stock Fund but as to which the Trustee has not received timely voting directions.  Directions from a Participant to the Trustee concerning the voting of Common Stock shall be communicated in writing, or by mailgram or similar means.  Except as otherwise required by applicable law, those directions shall be held in confidence by the Trustee and shall not be divulged to any Participating Employer, any officer or employee thereof, or any other person.  Upon its receipt of the directions of a Participant, the Trustee shall vote the shares of Common Stock which are subject to such directions in the manner directed by such Participant.

Section 12.3.  Tender Offers for Common Stock.

(a)                                 General.  Notwithstanding any other provision of this Plan, the provisions of this Section shall govern the tender of Common Stock in response to a tender offer for any shares of Common Stock held in the Trust.

(b)                                 Notice.  Upon commencement of a tender offer for any Common Stock held in the Trust, the Policy Committee shall notify each Participant with an interest in the Common Stock Fund of the tender offer and shall utilize its best efforts to timely distribute or cause to be distributed to such Participant the same information as is distributed to shareholders of the Company in connection with the tender offer, and, after consulting with the Trustee, shall provide (and the Company shall pay) for a means by which each such Participant may direct the Trustee whether or not to tender the Common Stock reflecting such Participant’s proportional interest in the Common Stock Fund (both vested and unvested).  The Policy Committee shall provide the Trustee with a copy of any material provided to the Participants and shall certify to the Trustee that the materials have been mailed or otherwise sent to Participants.

(c)                                  Participant Direction.  Each Participant shall have the right, acting as a named fiduciary within the meaning of ERISA Section 402, to direct the Trustee to tender or not to tender the shares of Common Stock reflecting such Participant’s proportional interest in the Common Stock Fund.  Directions from a Participant to the Trustee concerning the tender of Common Stock shall be communicated in writing, or by mailgram or such similar means as is agreed upon by the Trustee and the Policy Committee under the preceding paragraph.  Subject to the requirements of applicable law, these directions shall be held in confidence by the Trustee and shall not be divulged to the Policy Committee, any Participating Employer or Affiliate, or any officer or employee thereof, or any other person except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee’s services.  Upon its receipt of the directions of a Participant, the Trustee shall tender or not tender the shares of Common Stock which are subject to such directions in the manner directed by such Participant.  The Trustee shall not tender any shares of Common Stock with respect to which it has received no directions from the Participant.

(d)                                 Withdrawal of Shares.  A Participant who has directed the Trustee to tender some or all of the shares of Common Stock as to which he or she is a named fiduciary may, at any time prior to the tender offer withdrawal date, direct the Trustee to withdraw some or all of the tendered shares, and the Trustee shall withdraw the directed number of shares from the tender offer prior to the tender offer withdrawal deadline.  A Participant shall not be limited as to the number of directions to tender or withdraw that the Participant may give to the Trustee.

(e)                                  Investment of Proceeds.  A direction by a Participant to the Trustee to tender shares of Common Stock shall not be considered a written election under the Plan by the Participant to withdraw, or have distributed, any or all of his or her interest in the Common Stock Fund.  The Trustee shall credit to each Participant’s Account from which the tendered shares were taken the proceeds received by the Trustee in exchange for the shares of Common Stock tendered from that interest.  Pending receipt of directions (through the Company) from the Participant or the Investment Committee as to which of the remaining investment options the proceeds should be invested in, the Trustee shall invest the proceeds in accordance with applicable provisions of the Trust.

ARTICLE 13

MISCELLANEOUS

Section 13.1.  Non-Guarantee of Employment.  Nothing contained in this Plan shall be construed as a contract of employment between a Participating Employer or Affiliate and a Participant, or as a right of any Participant to be continued in the employment of his or her employer, or as a limitation of the right of an employer to discharge any Participant with or without cause.

Section 13.2.  Rights to Trust Assets.

(a)                                 General.  No participant or any other person shall have any right to, or interest in, any part of the Trust assets upon termination of his or her employment or otherwise, except as provided from time to time under this Plan, and then only to the extent of the amounts due and payable to such person out of the assets of the Trust.  All payments as provided for in this Plan shall be made solely out of the assets of the Trust and neither the Participating Employers, their Affiliates, the Trustee, nor any member of a committee shall be liable therefor in any manner.

(b)                                 Return of Contributions.  The Participating Employers shall have no beneficial interests of any nature whatsoever in any contributions after the same have been received by the Trustee, or in the assets, income or profits of the Trust or any part thereof.  However, (1) to the extent a tax deduction for any contribution is disallowed, such contribution shall be returned to the Participating Employer within 1 year after such disallowance, or (2) if a contribution is made by a mistake of fact, such contribution shall be returned to the Participating Employer within one year of the date of contribution.

Section 13.3.  Non-Recommendation of Investment.  The availability of any security hereunder shall not be construed as a recommendation to invest in such security.  The decision as to the choice of investment of a Participant’s Accounts must be made solely by each Participant, and no officer or employee of any Participating Employer or the Trustee is authorized to make any recommendation to any Participant concerning the allocation of his or her Accounts hereunder.

Section 13.4.  Indemnification.  Each Participating Employer shall indemnify each member of Policy Committee, the Investment Committee, the President of JCI and Adient plc (who appoints the Policy Committee), and the Board, and hold each of them harmless from the consequences of his or her acts or conduct in his or her official capacity, if he or she acted in good faith and in a manner he or she reasonably believed to be solely in the best interests of the Participants and their beneficiaries, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful.  Such indemnification shall cover any and all attorneys’ fees and expenses, judgments, fines and amounts paid in settlement, but only to the extent that such amounts are not paid to such person(s) under the fiduciary insurance policy of a Participating Employer and to the extent that such amounts are actually and reasonably incurred by such person(s).

Section 13.5.  Selection of Investments.  Except to the extent it may be subject to the instruction of Participants, the Trustee shall have the sole discretion to select investments for the various funds provided for herein.

Section 13.6.  Non-Alienation.

(a)                                 General.  Except as otherwise provided in subsection (b) or permitted under Code Section 401(a)(13), no right or interest of any Participant or beneficiary in the Plan and the Trust shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, attachment, garnishment, execution, levy, bankruptcy, or any other disposition of any kind, either voluntary or involuntary, prior to actual receipt of payment by the person entitled to such right or interest under the provisions hereof, and any such disposition or attempted disposition shall be void.

(b)                                 Permitted Assignment.  Notwithstanding anything herein to the contrary, the Plan shall recognize and give effect to a qualified domestic relations order with respect to child support, alimony payments, or marital property rights if it determines that such order meets the applicable requirements of Code Section 414(p).  If a qualified domestic relations order directs or allows, distribution may be made to an alternate payee designated in such order at a time not permitted for distribution to the Participant himself or herself.  The Policy Committee shall establish procedures concerning the notification of interested parties, the determination of the validity of such orders, the determination of the source of funds to be used to provide for distribution pursuant to such orders, and such other issues as may be necessary or appropriate to deal with such orders in a uniform and nondiscriminatory manner, which procedures are incorporated by reference herein.

Section 13.7.  Facilitation of Payment.

(a)                                 Inability to Locate Payee.  In the event that any person who is entitled to benefits hereunder cannot be located despite reasonable and diligent efforts to do so, then such person’s benefits shall be automatically forfeited as of the last day of the Plan Year next following the year in which such benefits became payable; provided, however, in the event that such person subsequently makes a claim for such forfeited benefits prior to the termination of the Plan, such benefits shall be reinstated (without adjustment for gain or losses since the date of forfeiture) from current year forfeitures or pursuant to a special contribution from the Participating Employer.

(b)                                 Incapacity of Payee.  In the event the Policy Committee shall find that any Participant to whom a benefit is payable is unable to care for his or her affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative) may be paid to the Spouse, parent, brother or sister or other person deemed by the Policy Committee to have incurred expense for such Participant otherwise entitled to payment.  Any such payment shall be a payment for the account of the Participant and shall be in complete satisfaction and full payment of the Participant’s Accounts hereunder.  In addition, if any benefits are improperly paid to the estate, Spouse, parent, brother or sister or other person for the account of the Participant by reason of mistake of fact, any such payment shall be deemed (1) a payment for the account of the Participant or his or her Spouse, and (2) in complete satisfaction and full payment of the Participant’s Accounts hereunder.

Section 13.8.  Board Action.  Any action which is required or permitted to be taken by the Board under the Plan may be taken by the Executive committee of the Board or any other authorized committee of the Board.

Section 13.9.  Transfers from Other Qualified Plans.  There may be transferred to and deposited with the Trustee to be held, invested and distributed in accordance with the provisions of the Plan and as an integral part of the assets held by the Trustee thereunder, assets subject to any other defined contribution plan qualified under Code Section 401(a) which is maintained by a Participating Employer or Affiliate and is merged into the Plan.  Such transfer and merger shall be affected on such other terms and conditions as may be determined by the Policy Committee.

Section 13.10.  Mergers, Consolidations and Transfers of Plan Assets.

(a)                                 Plan Mergers and Transfers.  In the case of any merger or consolidation with, or transfer of assets or liabilities to or from any other plan, each Participant  in the Plan must be entitled (if the Plan then terminated) to receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

(b)                                 Transfers Incident to Employment Changes.  If a Participant in this Plan transfers to employment with a Participating Employer or Affiliate in a capacity in which he or she is eligible to participate in another plan which utilizes the Trust, then his or her interests in his or her Accounts under this Plan may be transferred to such other plan at the direction of the Policy Committee, provided that such transfer does not result in a reduction of his or her accrued benefits or vesting rights, the elimination of any optional form of benefits or the reduction or elimination of an early retirement benefit or retirement-type subsidy, except as permitted by the Code.  Similarly, if a participant in another plan maintained by a Participating Employer or Affiliate which utilizes the Trust becomes eligible to participate in this Plan, then his or her interests in such other plan may be transferred to this Plan.  Notwithstanding any other provision of this Plan, in the event of such a transfer to this Plan, the vested interest in the portion of any Participant’s Accounts derived from benefits accrued under such other plan shall not at any time be less than it would have been under the terms of such plan as in effect immediately prior to such transfer.

(c)                                  No Reduction in Benefits.  No provision of the Plan shall be construed or applied so as to result in a decrease of the accrued benefit (within the meaning of Code Section 411(d)(6)) which any Participant had under any Prior Plan before January 1, 1989 or under any other plan merged, in whole or in part, with the Plan, except as permitted by Treasury regulations.

Section 13.11.  Fiduciaries.  Any person may serve in more than one fiduciary capacity with respect to the Plan.  Any fiduciary hereunder, as an individual, may employ such legal, actuarial, accounting or other assistant as he or she may deem necessary to fulfill his or her obligations hereunder, which assistants may be those consulted by any Participating Employer, Affiliate, the Trustee, the Plan or other fiduciaries.

Section 13.12.  Top-Heavy Restrictions.

(a)                                 Determination of Top-Heavy.  With respect to the Company and each other Participating Employer, the Plan shall be a “Top-Heavy Plan” for any Plan Year if either of the following conditions applies to the applicable Company or Participating Employer when tested separately as if such entity (and its Affiliates) was the only Participating Employer in the Plan:

(1)                                 The Top-Heavy Ratio for the Plan exceeds 60% and the Plan is not part of any Required Aggregation Group or Permissive Aggregation Group having a Top-Heavy Ratio of 60% or less.

(2)                                 The Plan is part of a Required Aggregation Group having a Top-Heavy Ratio which exceeds 60% and is not part of a Permissive Aggregation Group having a Top-Heavy Ratio of 60% or less.

If the Plan is a Top-Heavy Plan in any Plan Year the provisions of this Section 13.12 shall supersede any conflicting provisions of the Plan.  The provisions of this Section 13.12 are intended to comply with Code Section 416 and the regulations promulgated thereunder.  If there is any discrepancy between the provisions of this Section 13.12 and the provisions of Code Section 416 or the Income Tax Regulations thereunder, such discrepancy shall be resolved by the Policy Committee so as to comply with Code Section 416 and the regulations.

(b)                                 Top-Heavy Definitions.  Solely for purposes of this Section, the following terms shall have the meanings set forth below:

(1)                                 “Key Employee” means any employee or former employee (and the beneficiary of such employee) whose status as an officer or owner of the Employer makes him or her a “key employee” as determined in accordance with Code Section 416(i)(1) and the regulations thereunder.

(2)                                 “Determination Date” means the last day of the preceding Plan Year.

(3)                                 “Top-Heavy Ratio” means a fraction, the numerator of which is the sum of account balances under any defined contribution plans maintained by the Employer for all Key Employees and the present value of accrued benefits under any defined benefit plans maintained by the Employer for all Key Employees and the denominator of which is the sum of the account balances under such defined contribution plans for all Participants and the present value of accrued benefits under such defined benefit plans for all Participants.  Both the numerator and denominator of the Top-Heavy Ratio shall be adjusted for any distribution of an account balance or an accrued benefit made in the 5-year period ending on the Determination

Date and any contribution due but unpaid as of the Determination Date; provided that the phrase “1-year period” shall be substituted for “5-year period” with respect to distributions made on account of death, disability or severance from employment.  For purposes of calculating the Top-Heavy Ratio, (A) the value of account balances and the present value of accrued benefits shall be determined as of the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date and (B) the account balances and present values of accrued benefits of a Participant who is not a Key Employee but who was a Key Employee in a prior year shall be disregarded; provided that the accrued benefits and accounts of any individual who has not performed services for the employer during the 1-year period ending on the determination date shall not be taken into account. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers and transfers are taken into account, will be made in accordance with Code Section 416 and the regulations thereunder.  When aggregating plans, the value of account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year.  The present value of accrued benefits shall be determined pursuant to Code Section 416(g) using a 5% interest assumption and the UP-1984 Mortality Table.

(4)                                 “Permissive Aggregation Group” means the Required Aggregation Group of plans plus any other plan or plans of the Employer which, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of Code Sections 401(a)(4) and 410.

(5)                                 “Required Aggregation Group” means (A) each qualified plan of the Employer in which at least one Key Employee participates and (B) any other qualified plan of the Employer which enables a plan described in (i) to meet the requirements of Code Sections 401(a)(4) and 410.

(6)                                 “Valuation Date” means (A) in the case of a defined contribution plan, the Determination Date and (B) in the case of a defined benefit plan, the date as of which funding calculations are generally made within the 12-month period ending on the Determination Date.

(7)                                 “Employer” means the employer or employers whose employees are covered by this Plan and any other employer which must be aggregated with any such employer under Code Section 414(b), (c) and (m).

(c)                                  Minimum Contribution.  If the Plan is a Top-Heavy Plan for any Plan Year, a Participant who is a Non-Key Employee and who is employed on the last day of the Plan Year will receive an allocation of Participating Employer contributions equal to the lesser of three percent (3%) of Test Compensation or the highest percentage of Test Compensation allocated to a Key Employee for the Plan Year.  In determining such minimum contribution,

Before-Tax Contributions made on behalf of a Non-Key Employee shall not be considered, but Before-Tax Contributions made on behalf of a Key Employee shall be counted.  Notwithstanding the foregoing, if the Employer also maintains a defined benefit plan which covers the same Non-Key Employee, such Non-Key Employee will be entitled to the defined benefit plan minimum and not the defined contribution plan minimum.  If the Employer maintains more than one defined contribution plan that covers the same Non-Key Employee, such Non-Key Employee will be entitled to the minimum contribution under this plan, unless the other plan provides otherwise.

Matching Contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Code Section 416(c)(2) and the Plan.  The preceding sentence shall apply with respect to Matching Contributions under the Plan or, if the minimum contribution requirement shall be met in another plan, such other plan.  Matching Contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the ACP test and other requirements of Code Section 401(m).

(d)                                 Incorporation by Reference.  The provisions of this Section 13.12 are intended to comply with Code Section 416 and the regulations promulgated thereunder.  If there is any discrepancy between the provisions of this Section 13.12 and the provisions of Code Section 416 or the Income Tax Regulations thereunder, such discrepancy shall be resolved by the Policy Committee so as to comply with Code Section 416 and the regulations.

Section 13.13.  USERRA.  Notwithstanding anything herein to the contrary, benefits and service credit with respect to qualified military service will be provided in accordance with Code Section 414(u).

Section 13.14.  Multiple Employer Plan.  During the period in which this Plan is considered a multiple employer plan because all of the Participating Employers are not members of a single controlled group within the meaning of Code Section 414(b), (c), (m) or (o), references to a Participating Employer and its Affiliates shall be deemed to mean each separate controlled group which includes a Participating Employer to the extent required by the Code.

Section 13.15.  HEART Act.

(a)                                 Death Benefits.  If a Participant dies while performing qualified military service, the beneficiaries of such Participant shall be entitled to the additional death benefits, if any (other than benefit accruals relating to the period of qualified military service) that would have been available had the Participant resumed employment with a Participating Employer immediately prior to the date of his or her death and thereafter terminated employment as a result of death.  For purposes of this section, “qualified military service” is defined as service in the uniformed services of the United States for which an individual has reemployment rights under chapter 43 of title 38 of the United States Code.

(b)                                 Differential Pay.  In accordance with the provisions of Code Section 414(u), during the period a Participant on military leave is receiving differential wage payments (as defined in Code Section 3401(h)(2), such Participant shall be treated as remaining in the employment of the a Participating Employer and such differential wage payments shall be considered Test Compensation, if applicable.

(c)                                  Distribution.  Notwithstanding subsection (b), a Participant performing qualified military service that exceeds thirty (30) days shall be treated as having been severed from service for purposes of receiving a distribution of his or her Before-Tax Account from the Plan.  A Participant who takes such a distribution while performing qualified military service that exceeds thirty (30) days may not make Before-Tax Contributions during the 6-month period beginning on the date of the distribution.

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IN WITNESS WHEREOF, the undersigned, on behalf of the Company, has executed this Plan as amended and restated effective  this     day of June, 2016.

ADIENT US LLC

By:

Title:

APPENDIX A

The Participating Employers are:

•                                          Adient US LLC

•                                          Intertec Systems, LLC (Joint Venture; non-Affiliate) – no active employees as of January 1, 2016

•                                          Technotrim, Inc. (Joint Venture; non-Affiliate)

Eligible Employees of the Participating Employers are eligible to participate in different modules, as described below:

Module B – Eligible Employees

•                                          Salaried and non-union hourly employees (excluding Intertec Systems Employees).

•                                          Hourly employees who are members of the UAW at the Northwood, OH, Sycamore, IL, and Shelbyville, KY locations.

Module C – Eligible Employees

•                                          Salaried and non-union hourly employees at the Lexington, TN and Athens, GA locations.

Module S – Eligible Employees

•                                          Salaried and non-union hourly employees of Intertec Systems, LLC, but excluding those employees covered by Module W.  Inactive as of January 1, 2016 – provisions included for historic purposes only.

Module W – Eligible Employees

•                                          Non-union hourly employees of Intertec Systems, LLC at the Bessemer, Alabama location.  Inactive as of January 1, 2016 – provisions included for historic purposes only.

APPENDIX B
EMPLOYEE AND MATCHING CONTRIBUTIONS

Module	Max. % of Before-Tax Contributions	Matching Contribution Per Dollar Contributed	Before- Tax Matched Contr.	Matching Allocation Period	Matching Contributions Vesting Schedule	RIC Amount	RIC Vesting Schedule
B	25% Auto enroll at 6%	$0.75, plus an additional amount at the discretion of the Company, up to a maximum of $1.00	6%	Annual	5-Year Graded	1%-7%	5-Year Graded

C	25%	$0.75, plus an additional amount at the discretion of the Company, up to a maximum of $1.00	6%	Annual	5-Year Graded	N/A	N/A

S	25%	Discretionary as determined by Intertec LLC	6%	Annual	100%	3%	100%

W	25%	Discretionary as determined by Intertec LLC	6%	Annual	5-Year Graded	3%	5-Year Graded

APPENDIX C
SPECIAL RULES FOR PRIOR PLANS/ACQUISITIONS

1.                                      Intertec Plan (Merged into Predecessor Plan Effective May 9, 2011).  The provisions of this Section 10 apply to Participants who were participants in the Intertec Systems Salaried Employees Retirement Plan prior to May 9, 2011.  Except as otherwise provided, the provisions applicable to these Participants contained in this Section 1 supersede any provisions to the contrary in the Plan.

Definitions

(a)                                 Accounts means the accounting records which the Trustee maintains to record the contributions and attributable gains, losses and expenses allocated to each Participant, for accounting purposes only, without segregating Plan assets among Accounts, and may include some or all of the following sub-accounts or other accounts as the Policy Committee may determine:  (1) Matching Contribution Account; (2) Before-Tax Account; (3) Roth Contribution Account (to which is credited Participant Roth Contributions made prior to January 1, 2011, and earnings or loss thereon); (4) Rollover Account; (5) Retirement Income Contribution Account and (6) Profit Sharing Account (to which is credited Profit Sharing Contributions made in Plan Years prior to January 1, 2011, and earnings or losses thereon).

(b)                                 Prior Plan means, for purposes of this Section 1, the Intertec Systems Salaried Employees Retirement Plan as in effect on December 31, 2010.

(c)                                  Profit Sharing Contributions means the contributions made by Intertec Systems, LLC with respect to Plan Years prior to January 1, 2011 that are allocated to the Profit Sharing Account.

(d)                                 Roth Contributions means contributions that are includible in a Participant’s gross income at the time deferred and that were irrevocably designated as Roth elective deferrals by the Participant and that were made under the terms of the Prior Plan prior to January 1, 2011.

Employee Contributions

(a)                                 Roth Contributions.  Roth Contributions may not be made under the Plan.  Notwithstanding the foregoing, existing Roth Contributions Accounts will be maintained under the Plan and made available for distributions and/or withdrawals as provided by the Plan or required under applicable law.

Inservice Withdrawals and Loans

(a)                                 Inservice Withdrawal Upon Attainment of Normal Retirement Age.  After a Participant attains his or her Normal Retirement Age, he or she may withdraw all or any portion of his or her Accounts that accrued through the date the Prior Plan was merged with and into the Plan (i.e., the amounts transferred upon merger of the Prior Plan into this Plan), adjusted for gains or losses thereafter, at any time.  There is no limit on the number of withdrawals available.

(b)                                 Inservice Withdrawal After Disability.  For purposes of determining whether a Participant is Totally and Permanently Disabled and thus is entitled to an in-service withdrawal under Plan Section 7.4, in addition to the definition of Total and Permanent Disability contained in Section 1.1(mm) (which definition shall apply to the entirety of the Participant’s Account in the Plan), the Participant will be considered Permanently and Totally Disabled (solely with respect to his or her ability to withdraw the entire balance of his or her Accounts accrued through the date the Prior Plan was merged with and into the Plan (as adjusted for gains and losses thereafter)), if the Participant is unable to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.  The permanence and degree of such impairment shall be supported by medical evidence satisfactory to the Policy Committee.

2.                                      Energyconnect Group, Inc. Plan (Merged into Predecessor Plan Effective November 1, 2011).  The provisions of this Section 2 apply to Participants who were participants in the Energyconnect Group, Inc. 401(k) Retirement Plan prior to November 1, 2011.  Except as otherwise provided, the provisions applicable to these Participants contained in this Section 2 supersede any provisions to the contrary in the Plan.

Definitions

(a)                                 Accounts means the accounting records which the Trustee maintains to record the contributions and attributable gains, losses and expenses allocated to each Participant, for accounting purposes only, without segregating Plan assets among Accounts, and may include some or all of the sub-accounts listed in Plan Section 1.1(a) and some or all of the Prior Plan Accounts.

(b)                                 Prior Plan means, for purposes of this Section 2, the Energyconnect Group, Inc. 401(k) Retirement Plan, as in effect on October 31, 2011.

(c)                                  Prior Plan Accounts means some or all of the following sub-accounts to which are credited contributions made under the Prior Plan prior to November 1, 2011, adjusted for earnings or losses thereon: (1) Matching Contribution Account; (2) Safe Harbor Matching Contribution Account; (3) Before-Tax Account; (4) Roth Contribution Account; (5) Rollover Account; and (6) Profit Sharing Account.

Employee Contributions

(a)                                 Roth Contributions.  Roth Contributions may not be made under this Plan.  Notwithstanding the foregoing, existing Roth Contributions Accounts will be maintained under the Plan as a Prior Plan Account and made available for distributions and/or withdrawals as provided by the Plan or required under applicable law.

Inservice Withdrawals

(a)                                 Inservice Withdrawal After Age 59½.  After a Participant reaches age 59½, he or she may withdraw all or a part of his or her vested Prior Plan Account balances, excluding the Prior Plan Roth Contribution Account balance, at any time.  There is no limit on the number of withdrawals available.

3.                                      CRH North America Plan (Merged into Predecessor Plan Effective January 31, 2012).  The provisions of this Section 3 apply to Participants who were participants in the CRH North America, Inc. 401(k) Plan prior to January 31, 2012.  Except as otherwise provided, the provisions applicable to these Participants contained in this Section 3 supersede any provisions to the contrary in the Plan.

Definitions

(a)                                 Prior Plan means, for purposes of this Section 3, the CRH North America, Inc. 401(k) Plan, as in effect on January 31, 2012.

Employee Contributions

(a)                                 Roth Contributions.  Roth Contributions may not be made under this Plan.  Notwithstanding the foregoing, existing Roth Contributions Accounts will be maintained under the Plan as a Prior Plan Account and made available for distributions and/or withdrawals as provided by the Plan or required under applicable law.

4.                                      MT Design Plan (Merged into Predecessor Plan Effective March 30, 2012).  The provisions of this Section 4 apply to Participants who were participants in the MT Design, Inc. 401(k) Plan prior to March 30, 2012.  Except as otherwise provided, the provisions applicable to these Participants contained in this Section 4 supersede any provisions to the contrary in the Plan.

Definitions

(a)                                 Prior Plan means, for purposes of this Section 4, the MT Design, Inc. 401(k) Plan, as in effect on March 30, 2012.

Employee Contributions

(a)                                 Roth Contributions.  Roth Contributions may not be made under this Plan.  Notwithstanding the foregoing, existing Roth Contributions Accounts will be maintained under the Plan as a Prior Plan Account and made available for distributions and/or withdrawals as provided by the Plan or required under applicable law.

Inservice Withdrawals

(a)                                 Inservice Hardship Withdrawals of “Transfer Account”.  A Participant who attains age 59 ½ may take an inservice withdrawal of all or part of his or her Prior

Plan Accounts (only if such accounts are fully vested) at any time.  There is no limit on the number of withdrawals available.

(b)           Inservice Withdrawals at Age 59½.  A Participant who attains age 59½ may take an inservice withdrawal of his or her Prior Plan Accounts (only if such accounts are fully vested) at any time.  There is no limit on the number of withdrawals available.

Vesting

With respect to a Participant who was a participant in the Prior Plan on March 30, 2012, service under that plan shall be counted for eligibility and vesting purposes under this Plan.  In addition and notwithstanding anything herein to the contrary:

•                                          A Participant who was an active participant in the Prior Plan on March 30, 2012 shall be fully (100%) vested in his or her Prior Plan Account (matching and profit sharing contributions) related to such plan.

•                                          A Participant who was an active participant in the Prior Plan on March 30, 2012, who had earned three (3) or more years of vesting service under such plan as of March 30, 2012, and who begins participation in this Plan, shall be 100% vested with respect to all Employer Matching Contributions and Retirement Income Contributions (and all earnings thereon).

•                                          A Participant who was an active participant in the Prior Plan on March 30, 2012, who had earned less than three (3) years of vesting service under such plan as of March 30, 2012, and who begins participation in this Plan, shall be vested in his or her Plan Accounts in accordance with the vesting schedules in Plan Article 6.

•                                          Each other Participant shall vest in his or her Prior Plan Accounts (matching and profit sharing contributions) in accordance with the following vesting schedule:

Years of Vesting Service	Vesting Percentage
At least 1 but less than 2	33%
At least 2 but less than 3	66%
3 or more	100%

If an Employee becomes Totally and Permanently Disabled while an Employee, such Prior Plan Accounts shall become fully vested.

5.                                      Trimquest 401(k) Plan (Account Transfers Effective March 9, 2009).  The provisions of this Section 5 apply to a Participant whose accounts under the Trimquest 401(k) Retirement Plan (the “Prior Plan”) were directly transferred from such plan to this Plan in connection with such individuals’ transfer of employment from Trimquest L.L.C.

Inservice Withdrawals

(a)           Age 59½ Inservice Withdrawal.  A Participant may withdraw all or part of the vested balance of his or her Prior Plan Account on and after the Participant’s attains age 59½, at any time.  There is no limit on the number of withdrawals available.